UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant    ☒    Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to § 240.14a-12

Freshworks Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

FRESHWORKS INC.
2950 S. Delaware Street, Suite 201
San Mateo, CA 94403
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, June 8, 2023
Dear Stockholder:
You are cordially invited to attend the 2023 Annual Meeting of Stockholders (including any adjournments, continuations, or postponements thereof, the “Annual Meeting”) of Freshworks Inc., a Delaware corporation. The Annual Meeting will be held virtually, via a live, audio-only webcast at www.virtualshareholdermeeting.com/FRSH2023 on Thursday, June 8, 2023 at 9:00 a.m. Pacific Time. You will not be able to attend the meeting in person. The meeting will be held for the following purposes:
1.To elect three Class II directors, Roxanne S. Austin, Sameer Gandhi, and Dennis M. Woodside, each to hold office until the 2026 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal;
2.To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement;
3.To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers;
4.To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
5.To conduct any other business properly brought before the meeting.
These items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders.
You will be able to attend the Annual Meeting, submit questions and vote during the live, audio-only webcast by visiting www.virtualshareholdermeeting.com/FRSH2023 and entering the 16-digit control number included in your Notice of Internet Availability, or in the instructions that you received via email. Please refer to the additional logistical details and recommendations in the accompanying proxy statement. You may log-in beginning at 8:45 a.m. Pacific Time on Thursday, June 8, 2023.
We have elected to provide internet access to our proxy materials, which include the proxy statement for our Annual Meeting (“Proxy Statement”) accompanying this Notice, in lieu of mailing printed copies. Providing our Annual Meeting materials via the internet reduces the costs associated with our Annual Meeting and lowers our environmental impact, all without negatively affecting our stockholders’ ability to timely access Annual Meeting materials.
On or about April 21, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access the Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (“Annual Report”). The Notice provides instructions on how to vote online or by telephone and how to receive a paper copy of proxy materials by mail. The Proxy Statement and our Annual Report can be accessed directly at the internet address www.proxyvote.com using the control number located in the Notice or in the instructions that accompanied your proxy materials.
The record date for the Annual Meeting is April 18, 2023. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors
/s/ Rathna Girish Mathrubootham
Rathna Girish Mathrubootham
Chief Executive Officer and Chairman
San Mateo, California
April 21, 2023
Your vote is important. Whether or not you plan to attend the Annual Meeting, please ensure that your shares are voted during the Annual Meeting by signing and returning the proxy card mailed to you or by using our internet or telephonic voting system. Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held on your behalf by a broker, bank, or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that nominee.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	1
INFORMATION REGARDING OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	8
DIRECTOR COMPENSATION	16
PROPOSAL 1 - ELECTION OF DIRECTORS	18
PROPOSAL 2 - APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	19
PROPOSAL 3 - APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	20
PROPOSAL 4 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	23
EXECUTIVE OFFICERS	24
EXECUTIVE COMPENSATION	25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	51
TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION	55
HOUSEHOLDING OF PROXY MATERIALS	56
OTHER MATTERS	57

PROXY STATEMENT FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 8, 2023
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Our board of directors is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders (including any adjournments, continuations, or postponements thereof, the “Annual Meeting”) of Freshworks Inc., for the purposes set forth in this proxy statement for our Annual Meeting (“Proxy Statement”). The Annual Meeting will be held virtually via a live, audio-only webcast on the internet on Thursday, June 8, 2023 at 9:00 a.m., Pacific Time. The Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (“Annual Report”) is first being mailed on or about April 21, 2023 to all stockholders entitled to vote at the Annual Meeting. If you held shares of our Class A or Class B common stock at the close of business on April 18, 2023, you are invited to virtually attend the Annual Meeting at www.virtualshareholdermeeting.com/FRSH2023 and vote on the proposals described in this Proxy Statement.
In this Proxy Statement, we refer to Freshworks Inc. as “Freshworks,” “we,” “us,” or “our” and the board of directors of Freshworks as “our board of directors.” The Annual Report accompanies this Proxy Statement. You also may obtain a paper copy of the Annual Report without charge by following the instructions in the Notice.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement and references to our website address in this Proxy Statement are inactive textual references only.
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice because our board of directors is soliciting your proxy to vote at the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 21, 2023 to all stockholders of record entitled to vote at Annual Meeting.
How do I attend the Annual Meeting?
The Annual Meeting will be held through a live, audio-only webcast at www.virtualshareholdermeeting.com/FRSH2023. You will not be able to attend the Annual Meeting in person. If you attend the Annual Meeting online, you will be able to vote and submit questions, at www.virtualshareholdermeeting.com/FRSH2023.
You are entitled to attend the Annual Meeting if you were a stockholder as of the close of business on April 18, 2023, the record date. To be admitted to the Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/FRSH2023 and enter the 16-digit control number located in the Notice or in the instructions that accompanied your proxy materials. If you are a beneficial stockholder, you should contact the bank, broker or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your control number.
Whether or not you participate in the Annual Meeting, it is important that you vote your shares.

We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately 15 minutes before the meeting on Thursday, June 8, 2023.
What if I cannot find my Control Number?
Please note that if you do not have your control number and you are a registered stockholder, you will be able to login as a guest. To view the meeting webcast visit www.virtualshareholdermeeting.com/FRSH2023 and register as a guest. If you login as a guest, you will not be able to vote your shares or ask questions during the meeting.
If you are a beneficial owner (that is, you hold your shares in an account at a bank, broker or other holder of record), you will need to contact that bank, broker or other holder of record to obtain your control number prior to the Annual Meeting.
Will a list of stockholders as of the record date be available?
For the 10 days prior to the Annual Meeting (beginning May 29, 2023 and until the day prior to the Annual Meeting), a list of our stockholders as of the close of business on the record date will be available for examination by any stockholder of record for a legally valid purpose at our corporate headquarters during regular business hours. To access the list of stockholders of record, stockholders should email AM2023@freshworks.com.
Where can we get technical assistance?
If you have difficulty accessing the meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/FRSH2023.
For the Annual Meeting, how do we ask questions of management and the board of directors?
We plan to have a Q&A session at the Annual Meeting and will include as many stockholder questions as the allotted time permits. Stockholders may submit questions that are relevant to our business in advance of the Annual Meeting as well as live during the Annual Meeting. If you are a stockholder, you may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/FRSH2023. Only questions that are relevant to an agenda item to be voted on by stockholders at the Annual Meeting will be answered.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 18, 2023 will be entitled to vote at the Annual Meeting. On the record date, there were 168,013,211 shares of Class A common stock outstanding and entitled to vote and 123,100,765 shares of Class B common stock outstanding and entitled to vote.
Our Class A common stock and Class B common stock will vote as a single class on all matters described in this Proxy Statement for which your vote is being solicited. Each share of Class A common stock is entitled to one vote on each proposal, and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this Proxy Statement as “our common stock.” Stockholders are not permitted to cumulate votes with respect to the election of directors.
Stockholder of Record: Shares Registered in Your Name
If on April 18, 2023 your shares were registered directly in your name with Freshworks’ transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the telephone, vote by proxy through the internet, vote online at the meeting, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 18, 2023 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual

Meeting. You may vote prior to the meeting by logging in with the control number on your voting instruction form at www.proxyvote.com. You may access the meeting and vote by logging in with your control number at www.virtualshareholdermeeting.com/FRSH2023. However, since you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
What am I voting on?
There are four matters scheduled for a vote:
•The election of the three nominees for Class II directors, Roxanne S. Austin, Sameer Gandhi, and Dennis M. Woodside, each to serve until our 2026 Annual Meeting of Stockholders and until his or her successors are duly elected and qualified, subject to his or her earlier death, resignation or removal (“Proposal 1”);
•To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement (“Proposal 2”);
•To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers (“Proposal 3”); and
•Ratification of selection by the audit committee of our board of directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (“Proposal 4”).
What are the voting recommendations of our board of directors?
Our board of directors recommends that you vote:
•“FOR” the director nominees named in Proposal 1;
•“FOR” the approval of the non-binding resolution on named executive officer compensation as described in Proposal 2;
•“EVERY THREE YEARS” as the preferred frequency of stockholder advisory votes on the compensation of our named executive officers as described in Proposal 3; and
•“FOR” the ratification of the selection of Deloitte & Touche LLP as our independent public accounting firm for its fiscal year ending December 31, 2023 as described in Proposal 4.
What if another matter is properly brought before the meeting?
Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to our board of directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote (i) online at the Annual Meeting or (ii) in advance of the Annual Meeting through the telephone, internet, or by using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote at the meeting even if you have already voted by proxy.
•To vote during the Annual Meeting, follow the instructions at www.virtualshareholdermeeting.com/FRSH2023 starting at 9:00 a.m. Pacific Time on June 8, 2023. You will need to enter the 16-digit control number found on your Notice, proxy card, or instructions that accompanies your proxy materials.

•To vote prior to the Annual Meeting (until 11:59 p.m. Eastern Time on June 7, 2023), you may vote through the telephone, internet, or by using a proxy card that you may request or that we may elect to deliver at a later time, as described below.
•To vote over the telephone, call 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number found on your Notice, proxy card, or instructions that accompanies your proxy materials. Your telephone vote must be received by 11:59 p.m. Eastern Time on June 7, 2023 to be counted.
•To vote through the internet, go to www.proxyvote.com and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide the company number and control number found on your Notice, proxy card, or instructions that accompanies your proxy materials. Your internet vote must be received by 11:59 p.m. Eastern Time on June 7, 2023 to be counted.
•To vote using a printed proxy card, simply complete, sign and date the proxy card that you may request and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Freshworks. To vote prior to the meeting, simply follow the voting instructions in the Notice to ensure that your vote is counted. You may access and vote at the meeting by logging in with your control number on your voting instruction form at www.virtualshareholdermeeting.com/FRSH2023. However, since you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of Class A common stock you own as of April 18, 2023 and you have 10 votes for each share of Class B common stock you own as of April 18, 2023.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote through the telephone, internet, or by using a proxy card, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted in in accordance with the recommendations of our board of directors: (i) “For” the election of all three nominees for director; (ii) “For” the approval of the non-binding resolution on named executive officer compensation as described in Proposal 2; (iii) “Every Three Years” as the preferred frequency of stockholder advisory votes on the compensation of our named executive officers as described in Proposal 3; and (iv) “For” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner and do not instruct your brokerage firm, bank, or other nominee how to vote your shares, your shares will be considered “uninstructed” and the question of whether your nominee will still be able to vote your shares depends on whether, pursuant to stock exchange rules, the particular proposal is deemed to be a “routine” matter. Brokerage firms, banks, and other nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as elections of directors (even if not contested), mergers, stockholder proposals, executive compensation, and certain corporate governance proposals, even if management supported.
Accordingly, your brokerage firm, bank, or other nominee may vote your shares on Proposal 4. Your brokerage firm, bank, or other nominee may not, however, vote your shares on Proposal 1, Proposal 2 or Proposal 3 without your instructions, which would result in a “broker non-vote” and your shares would not be counted as having been voted on Proposal 1, Proposal 2 or Proposal 3. Please instruct your brokerage firm, bank, or other nominee to ensure that your vote will be counted.
If you a beneficial owner of shares held in street name, and you do not plan to attend the meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the internet.
•You may send a timely written notice that you are revoking your proxy to Freshworks’ Corporate Secretary at 2950 S. Delaware Street, Suite 201, San Mateo, CA 94403.
•You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote in advance of the Annual Meeting by telephone or through the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing and received by December 30, 2023, at 2950 S. Delaware Street, Suite 201, San Mateo, CA 94403, Attention: Corporate Secretary.

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal (including a director nomination) before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice with respect to such annual meeting delivered to stockholders, (ii) brought specifically by or at the direction of our board of directors, or a duly authorized committee of our board of directors, or (iii) properly brought before the meeting in accordance with our amended and restated bylaws by a stockholder of record entitled to vote at the meeting. To be properly brought, stockholders must give timely advance written notice thereof to 2950 S. Delaware Street, Suite 201, San Mateo, CA 94403, Attention: Corporate Secretary. In order to be considered timely, notice of the proposal must be submitted in writing no earlier than the close of business on February 9, 2024, but no later than the close of business on March 10, 2024 to 2950 S. Delaware Street, Suite 201, San Mateo, CA 94403, Attention: Corporate Secretary.
In the event our 2024 annual meeting of stockholders is not held between May 9, 2024 and July 8, 2024, the notice must be received (A) not earlier than the close of business on the 120th day prior to the 2024 annual meeting of stockholders, and (B) not later than the close of business on the later of the 90th day prior to the 2024 annual meeting of stockholders or, if later than the 90th day prior to the 2024 annual meeting of stockholders, the 10th day following the day on which public announcement of the date of the 2024 annual meeting is first made. Any such notice to the Corporate Secretary must include the information required by our amended and restated bylaws.
You are advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals, including director nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to the other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote totals for Proposal 2 and Proposal 4 and will have the same effect as “Against” votes. Broker non-votes on Proposal 1, Proposal 2 and Proposal 3 will have no effect and will not be counted towards the vote total. Proposal 4 is considered a “routine” matter, accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank, or other agent that holds your shares, your broker, bank, or other agent has discretionary authority to vote your shares on Proposal 4.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to the broker, bank or other securities intermediary holding as to how to vote on matters deemed to be “non-routine”, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.”
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
Proposal 1. For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present virtually or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.
Proposal 2. This proposal, commonly referred to as the “say-on-pay” vote, must receive “For” votes from the holders of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote generally thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Since this proposal is an advisory vote, the result will not be binding on our board of directors. However, our board of directors values our stockholders’ opinions, and our board of directors and the compensation committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.
Proposal 3. The option of one, two, or three years that receives the highest number of “For” votes will be approved. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Since this proposal is an advisory vote, the result will not be binding on our board of directors. However, our board of directors values our stockholders’ opinions, and our board of directors and the compensation committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.
Proposal 4. To be approved, Proposal 4, ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, must receive “For” votes from the holders of a majority of the voting power of the shares present virtually or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote are present at the meeting virtually or represented by proxy.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the voting power of the shares present at the meeting or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

INFORMATION REGARDING OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
The following table sets forth certain information as of March 31, 2023 concerning the Class II nominees for election at the Annual Meeting and our other directors who will continue in office after the Annual Meeting:

Name	Class	Age	Position	Director Since	Current Term Expires
Director Nominees
Roxanne S. Austin	II	62	Lead Independent Director	2021	2023
Sameer Gandhi	II	57	Director	2019	2023
Dennis M. Woodside	II	54	Director	2022	2023
Continuing Directors
Johanna Flower	I	48	Director	2020	2025
Randy Gottfried	I	57	Director	2018	2025
Barry Padgett	I	52	Director	2020	2025
Rathna Girish Mathrubootham	III	48	Chief Executive Officer and Chairman	2010	2024
Zachary Nelson	III	61	Director	2021	2024
Jennifer Taylor	III	50	Director	2021	2024

Set forth below is biographical information for the Class II director nominees and each person whose term of office as a director will continue after the Annual Meeting. This includes information regarding each director’s experience, qualifications, attributes, or skills that led our board of directors to recommend them for board service.
Nominees for Election at the Annual Meeting
Roxanne S. Austin. Ms. Austin has served as a member of our board of directors since May 2021. Since December 2004 she has served as the President and Chief Executive Officer of Austin Investment Advisors, a private investment and consulting firm. Since 2016, she has chaired the U.S. Mid-Market Investment Advisors Committee of EQT Partners, an investment organization. Previously, Ms. Austin has held a series of executive positions, including President and CEO of Move Networks, Inc. from 2008 to 2010, President and CEO of DIRECTV, Inc. from 2000 to 2004 and Executive Vice President and Chief Financial Officer of Hughes Electronics Corporation from 1997 to 2000. She is also a former partner of Deloitte & Touche LLP. Ms. Austin served on the board of directors of Target Corporation from 2002 to 2020 and on the board of directors of Abbott Laboratories Inc. from 2000 to April 2022. Ms. Austin currently serves on the boards of directors of several public companies including Verizon Communications, Inc., CrowdStrike Holdings, Inc., and AbbVie, Inc. Ms. Austin holds a B.B.A. in Accounting and Business Administration from the University of Texas at San Antonio.
We believe Ms. Austin is qualified to serve as a member of our board because of her extensive business and operational expertise and experience serving on the boards of directors of public companies.
Sameer Gandhi. Mr. Gandhi has served on our board of directors since December 2019. Since June 2008, Mr. Gandhi has served as a partner of Accel, a venture capital firm, where he focuses on consumer, software and services companies. Mr. Gandhi currently serves on the board of directors of CrowdStrike, and also serves on the boards of directors of several privately-held companies. Mr. Gandhi holds a B.S. in Electrical Engineering and an M.S. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology and an M.B.A. from the Stanford Graduate School of Business.
We believe Mr. Gandhi is qualified to serve as a member of our board of directors because of his extensive investment and business expertise in the technology industry.
Dennis M. Woodside. Mr. Woodside has served as our President and as a member of our board of directors since September 2022. He has served on the board of directors for ServiceNow, Inc., a service management software company, from April 2018 to August 2022. Mr. Woodside served as President of Impossible Foods Inc., a company that develops plant-based substitutes for meat products, from March 2019 until August 2022. From April 2014 to September 2018, Mr. Woodside served as Chief Operating Officer of Dropbox, Inc., a provider of cloud storage, file synchronization, personal cloud, and client software services. From May 2012 to April 2014, Mr. Woodside served as Chief Executive Officer for Motorola Mobility LLC, a consumer electronics and telecommunications company. From 2003 to 2011, Mr. Woodside held various roles at Google. Mr. Woodside holds a B.S. in Industrial Relations from Cornell University and a J.D. from Stanford Law School.
We believe that Mr. Woodside is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our President and because of his extensive leadership and operating experience.
Directors Continuing in Office Until the 2024 Annual Meeting
Rathna Girish Mathrubootham. Mr. Mathrubootham is a co-founder of our company and has served as our Chief Executive Officer since October 2010, as a member of our board of directors since August 2010 and as Chairman since May 2021. Mr. Mathrubootham holds a B.E. in Electrical and Electronics from Shanmugha Arts, Science, Technology and Research Academy, and an M.B.A. from the University of Madras.
We believe that Mr. Mathrubootham is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our Chief Executive Officer and a co-founder and because of his extensive experience with technology companies.
Zachary Nelson. Mr. Nelson has served on our board of directors since August 2021. From July 2002 to June 2017, Mr. Nelson served as Chief Executive Officer at NetSuite Inc., a business management software company that was acquired by Oracle Corporation, a computer technology company, in November 2016. Since June 2018, Mr. Nelson has served on the board of directors of PagerDuty Inc., an incident management platform company. Mr. Nelson also currently serves on the board of directors of privately-held Snyk Limited. Mr. Nelson holds a B.S. in Biological Sciences and an M.A. in Anthropology from Stanford University.
We believe that Mr. Nelson is qualified to serve as a member of our board of directors because of his extensive experience working in the technology sector and senior leadership experience at technology companies.
Jennifer Taylor. Ms. Taylor has served on our board of directors since September 2021. Since June 2017, Ms. Taylor has served as Chief Product Officer and Senior Vice President of Products at Cloudflare, Inc., a website security company. From August 2015 to June 2017, she served as Senior Vice President of Product Management for Data.com and Search at Salesforce.com, Inc., a cloud-based software company. Ms. Taylor holds a B.A. in Public Policy from Brown University and an M.B.A. from Harvard Business School.
We believe Ms. Taylor is qualified to serve as a member of our board of directors because of her product development expertise and strong experience in the technology industry.
Directors Continuing in Office Until the 2025 Annual Meeting
Johanna Flower. Ms. Flower has served on our board of directors since February 2020. From January 2022 until November 2022, she served as Chief Marketing Officer of CrowdStrike Holdings, Inc., a cybersecurity technology company, a role she previously held from November 2014 to August 2020. She also has served on the board of directors of CrowdStrike since January 2023. Since July 2021, Ms. Flower has served on the board of directors of ForgeRock, Inc., a digital identity technology company. Ms. Flower also serves on the board of directors of several privately-held companies. Ms. Flower holds a B.A. in Business Administration from Brighton University, United Kingdom.
We believe Ms. Flower is qualified to serve as a member of our board of directors because of her significant management and leadership experience in the technology industry.
Randy Gottfried. Mr. Gottfried has served on our board of directors since September 2018. From January 2015 to April 2017, Mr. Gottfried served as Chief Financial Officer of AppDynamics, Inc., an application performance management and IT operations analytics company. Since January 2019, Mr. Gottfried has served on the board of directors of Sumo Logic, Inc., a cloud-based machine data analytics company. Since August 2021, Mr. Gottfried has served on the board of directors of Attentive Mobile, Inc., a marketing technology company. Mr. Gottfried holds a B.B.A in Accounting from the University of Michigan and an M.B.A. in Strategy and Marketing from Northwestern University, Kellogg School of Management.
We believe Mr. Gottfried is qualified to serve as a member of our board of directors because of his experience serving on the board of directors of public companies and his knowledge of the industry.

Barry Padgett. Mr. Padgett has served on our board of directors since February 2020. Since February 2022, he has served as Chief Executive Officer for Amperity, Inc., an enterprise customer data platform. From May 2020 to February 2022, he served as the Chief Operating Officer of Amperity and from April 2019 to April 2020, Mr. Padgett served as Chief Revenue Officer for Stripe, Inc., a financial services and software-as-a-service company. From January 2016 to March 2019, Mr. Padgett served as President of SAP, a software and information technology services company. Since February 2022, Mr. Padgett has served on the board of directors of Amperity and he also is a member of the board of directors of privately-held Duetto Research Inc. Mr. Padgett holds a B.S. in Applied Mathematics from Union College, an M.B.A. from the University of New South Wales and an M.S. in Software Engineering from the University of Oxford.
We believe Mr. Padgett is qualified to serve as a member of our board of directors because of his significant leadership experience in the industry.
Board Diversity
The Board Diversity Matrix, below, provides the diversity statistics for our board of directors.

Board Diversity Matrix (As of April 21, 2023)
Total Number of Directors	9
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	2	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	1
Did Not Disclose Demographic Background	—

Independence of our Board of Directors
Our Class A common stock is listed on the Nasdaq Global Select Market (“Nasdaq”). Under the listing standards of the Nasdaq, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board of directors consults with our counsel to ensure that their determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations and based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that each of Ms. Austin, Ms. Flower, Mr. Gandhi, Mr. Gottfried, Mr. Nelson, Mr. Padgett, and Ms. Taylor do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq listing standards and our Corporate Governance Guidelines. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares held by each non-employee director and the transactions described in the section titled “Transactions with Related Persons and Indemnification.”

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Nasdaq listing standards. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the Nasdaq listing standards.
Board Leadership Structure
Our board of directors is currently chaired by our Chief Executive Officer, Mr. Mathrubootham. Our board of directors has appointed Ms. Austin as lead independent director.
We believe that combining the positions of Chief Executive Officer and Chairman helps to ensure that our board of directors and management act with a common purpose. In our view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined Chief Executive Officer/Chairman is better positioned to act as a bridge between management and the board of directors, facilitating the regular flow of information. We also believe that it is advantageous to have a Chairman with an extensive history with and knowledge of the company (as is the case with our Chief Executive Officer). Our board of directors expects to review this structure periodically to ensure that it continues to be the appropriate board leadership structure for our company.
The board of directors appointed Ms. Austin as the lead independent director to help reinforce the independence of the board of directors as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer/Chairman: the lead independent director is empowered to, among other duties and responsibilities, approve agendas and meeting schedules for regular board meetings, preside over board meetings in the absence of the Chairman, preside over and establish the agendas for meetings of the independent directors, act as liaison between the Chairman and the independent directors, approve information sent to the board of directors, preside over any portions of board meetings at which the evaluation or compensation of the Chief Executive Officer or President is presented or discussed and, as appropriate upon request, act as a liaison to stockholders. In addition, it is the responsibility of the lead independent director to coordinate between the board of directors and management regarding the determination and implementation of responses to any problematic risk management issues. As a result, we believe that the lead independent director can help ensure the effective independent functioning of the board of directors in its oversight responsibilities. In addition, we believe the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Chairman, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors. In light of the Chief Executive Officer’s extensive history with and knowledge of the company, and because the board’s lead independent director is empowered to play a significant role in the board’s leadership and in reinforcing the independence of the board of directors, we believe that it is advantageous for us to combine the positions of Chief Executive Officer and Chairman.
Role of the Board in Risk Oversight
Our board of directors oversees our risk management processes, which are designed to support the achievement of organizational objectives, improve long-term organizational performance, and enhance stockholder value while mitigating and managing identified risks. A fundamental part of our approach to risk management is not only understanding the most significant risks we face as a company and the necessary steps to manage those risks, but also deciding what level of risk is appropriate for our company. Our board of directors plays an integral role in guiding management’s risk tolerance and determining an appropriate level of risk.
While our full board of directors has overall responsibility for evaluating key business risks, its committees monitor and report to our board of directors on certain risks. Our audit committee monitors our major financial, reporting, and cybersecurity risks, and the steps our management has taken to identify and control these exposures, including by reviewing and setting guidelines, internal controls, and policies that govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements, and directly supervises our internal audit function. Our compensation committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking, and also plans for leadership succession. Our nominating and governance committee oversees risks associated with director independence and the composition and organization of our board of directors, monitors the effectiveness of our corporate governance guidelines, and provides general oversight of our other corporate governance policies and practices.
In connection with its reviews of the operations of our business, our full board of directors addresses holistically the primary risks associated with our business, as well as the key risk areas monitored by its committees, including cybersecurity risks. Our board of directors appreciates the evolving nature of our business and industry and is actively involved in monitoring new threats and risks as they emerge. In particular, our board of directors is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents.
At periodic meetings of our board of directors and its committees, management reports to and seeks guidance from our board and its committees with respect to the most significant risks that could affect our business, such as legal risks, cybersecurity and privacy risks, and financial, tax, and audit-related risks. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and investment policy and practices.
Meetings of the Board of Directors
The board of directors met 11 times and acted by unanimous written consent five times during the last fiscal year. Each board member attended 75% or more of the aggregate number of meetings of the board of directors and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member. Members of the board of directors are expected to prepare for, attend, and participate in all meetings. We encourage our directors to attend our annual meetings of stockholders and seven of the eight then-current directors attended the 2022 annual meeting of stockholders.
Information Regarding Committees of the Board of Directors
Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. The following table provides the current membership for each of these board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Roxanne S. Austin	X		X*
Johanna Flower(1)		X
Sameer Gandhi		X*	X
Randy Gottfried	X*	X
Zachary Nelson	X
Barry Padgett		X	X
Jennifer Taylor (2)			X
________________

*    Committee chair
(1)    Ms. Flower served on the nominating and corporate governance committee from January 1, 2022 through December 31, 2022. Ms. Flower joined the compensation committee effective January 1, 2023.
(2)    Ms. Taylor joined the nominating and corporate governance committee effective January 1, 2023.

Below is a description of the audit committee, compensation committee and nominating and corporate governance committee of the board of directors. Our committees operate under written charters that satisfy the applicable Nasdaq listing standards. Each committee charter is available to stockholders on the Investor Relations section of our website at ir.freshworks.com/corporate-governance/governance-overview.
Audit Committee
Our audit committee consists of Ms. Austin, Mr. Gottfried, and Mr. Nelson. Our board of directors has determined that each member of the audit committee satisfies the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is Mr. Gottfried. Our board of directors has determined that Mr. Gottfried is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of his or her employment.
The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include, among other things:
•helping our board of directors oversee our corporate accounting and financial reporting processes;
•managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing related person transactions;
•obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and
•approving or, as permitted, pre-approving, all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
Our audit committee operates under a written charter that satisfies the applicable Nasdaq listing standards. During the fiscal year ended December 31, 2022, our audit committee held eight meetings and acted by unanimous written consent two times.
Compensation Committee
Our compensation committee consists of Ms. Flower, Mr. Gandhi, Mr. Gottfried, and Mr. Padgett. The chair of our compensation committee is Mr. Gandhi. Our board of directors has determined that each member of the compensation committee is independent under Nasdaq listing standards, and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include, among other things:
•reviewing and recommending to our board of directors the compensation of our chief executive officer and other executive officers;
•reviewing and recommending to our board of directors the compensation of our directors;
•administering our equity incentive plans and other benefit programs;
•reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management; and
•reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.
Our compensation committee operates under a written charter that satisfies the applicable Nasdaq listing standards. During the fiscal year ended December 31, 2022, our compensation committee held seven meetings and acted by unanimous written consent six times.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee are currently or have been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Ms. Austin, Mr. Gandhi, Mr. Padgett and Ms. Taylor. The chair of our nominating and corporate governance committee is Ms. Austin. Our board of directors has determined that each member of the nominating and corporate governance committee is independent under Nasdaq listing standards.
Specific responsibilities of our nominating and corporate governance committee include, among other things:

•identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;
•considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;
•evaluating the independence of the directors and director nominees and the members of each committee of our board of directors against the independence requirements of Nasdaq, the applicable rules and regulations of the SEC, and other applicable laws;
•developing and making recommendations to our board of directors regarding corporate governance guidelines and related matters; and
•overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable Nasdaq listing standards. During the fiscal year ended December 31, 2022, our nominating and corporate governance committee held one meeting and acted by unanimous written consent five times.
Nomination to the Board of Directors
Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and corporate governance committee in accordance with the committee’s charter, our stockholder director nominations policy, our amended and restated certificate of incorporation and amended and restated bylaws, our corporate governance guidelines, and the requirements of applicable law. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, and employees, as well as candidates that are properly submitted by stockholders in accordance with our policies and amended and restated bylaws, using the same criteria to evaluate all such candidates.
Our nominating and corporate governance committee will consider recommendations for candidates to our board of directors from stockholders holding at least 1% of our fully diluted capitalization continuously for at least 12 months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. Any such stockholder that wishes to recommend a candidate for election to the board of directors must deliver written notice to our Corporate Secretary at 2950 S. Delaware Street, Suite 201, San Mateo, CA 94403. The notice must include, among other things, the candidate's name, business and residence address, biographical data, and the class and number of Freshworks shares held. Additional information regarding the process and required information to properly and timely submit stockholder nominations for candidates for membership on our board of directors is set forth in our amended and restated bylaws and corporate governance guidelines.
Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates as appropriate and, in addition, the nominating and corporate governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
Our nominating and corporate governance committee and our board of directors use a variety of qualifications for identifying and evaluating director nominees. In considering and evaluating candidates, our nominating and corporate governance committee and our board of directors consider, among other relevant factors, character, integrity, judgment, diversity, independence, area of expertise, experience, length of services, potential conflicts of interest, other commitments, the ability to exercise sound business judgment, skills that are complementary to those of the existing board of directors, the ability to support managements and make signification contributions to our success, and an understanding of the fiduciary responsibilities that are required and the commitment of time and energy necessary to diligently carry out those responsibilities. In evaluating director candidates, our nominating and corporate governance committee and our board of directors will also consider the current size and composition of our board of directors, our company's operating requirements, and the long-term interests of our stockholders.
Our board of directors believes that the board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee considers the benefits of diverse viewpoints.
Stockholder Engagement and Communications with the Board of Directors
Stockholders or interested parties who wish to communicate with our board of directors or with an individual director may do so by mail to our board of directors or the individual director, care of our Corporate Secretary at

2950 S. Delaware Street, Suite 201, San Mateo, CA 94403. In accordance with our corporate governance guidelines, our Corporate Secretary or legal department, in consultation with appropriate directors as necessary, will review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations, and patently offensive or otherwise inappropriate material) and, if appropriate, will route such communications to the appropriate director(s) or, if none is specified, to the chairperson of the board of directors or the lead independent director.
Code of Ethics
We have adopted a code of business conduct and ethics that applies to, among others, our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of business conduct and ethics is available under the Corporate Governance section of our website at ir.freshworks.com/corporate-governance/governance-overview. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code.
Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines to ensure that our board of directors has the necessary practices in place to review and evaluate Freshworks’ business operations and make decisions that are independent of our management. The corporate governance guidelines set forth the practices our board of directors follows with respect to board composition and selection, board meetings and involvement of senior management, executive officer performance evaluation and succession planning, board compensation, director education, and conflicts of interest. The corporate governance guidelines, as well as the charters for each committee of our board of directors, are posted on our website at ir.freshworks.com/corporate-governance/governance-overview.
Prohibition on Hedging, Short Sales, and Pledging
Our board of directors has adopted an insider trading policy that applies to all of our officers, directors, employees and other related individuals (such as consultants and independent contractors). This policy prohibits hedging transactions with respect to all transactions involving our securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, and collars. In addition, our insider trading policy prohibits trading in derivative securities related to our common stock, which include publicly traded call and put options, engaging in short selling of our common stock, purchasing our common stock on margin or holding it in a margin account, and pledging our shares as collateral for a loan.
Environmental, Social, and Governance
Embodied in our core value of care is caring for our community and environment. We consciously strive to make a positive impact on the environment and uphold our social responsibility as members of the global community.
Diversity, Equity & Inclusion
In 2020, we launched Employee Resource Groups (“ERGs”), which are inclusive, voluntary, employee-led and executive sponsored groups designed to promote inclusiveness and give everyone a chance to contribute their knowledge, skills, and unique perspectives. Our two largest ERGs, Women360 and Prideworks, focus on Women’s and LGBTQ+ communities, respectively.
Philanthropy
In 2019, we launched the Freshworks Software Academy (“FWSA”) in Chennai, India. FWSA is our social impact initiative for underprivileged students from low-income families in India who are unable to afford conventional college education but have the right motivation, aptitude to learn software skills & have a strong desire to start their career in technology. FWSA is a free program for students and offers a monthly stipend for students during the duration of the program, as well as high-speed internet-enabled laptops. Upon successful completion of the course, students are given an opportunity to work at Freshworks and other partner organizations.

DIRECTOR COMPENSATION
Director Compensation Table
The following table sets forth certain information with respect to the compensation earned by or paid to our directors for the fiscal year ended December 31, 2022, other than Rathna Girish Mathrubootham, our Chief Executive Officer and Chairman, and Dennis Woodside, our President, each of whom is also a member of our board of directors but did not receive any additional compensation for service as a director. The compensation paid to Mr. Mathrubootham and Mr. Woodside is set forth in “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Roxanne S. Austin	—	264,406(3)	264,406
Johanna Flower	—	233,727(4)	233,727
Sameer Gandhi	—	248,832(5)	248,832
Randy Gottfried	62,000	194,992(6)	256,992
Zachary Nelson	—	239,759(7)	239,759
Barry Padgett	23,000	218,277(8)	241,277
Jennifer Taylor	—	229,685(9)	229,685
________________

(1)    The amounts disclosed represent the aggregate grant date fair value of the restricted stock units granted to our non-employee directors during 2022 under our 2021 Equity Incentive Plan (the “2021 Plan”), computed in accordance with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) 718. The assumptions used in calculating the grant date fair value of the restricted stock units are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. These amounts do not reflect the actual economic value that will be realized by the directors upon the vesting of the restricted stock units, or the sale of any common stock acquired under such restricted stock units.
(2)    As of December 31, 2022, the number of unvested shares subject to outstanding restricted stock unit awards held by each non-employee director was as follows: Ms. Austin — 346,766 shares; Ms. Flower — 183,226 shares; Mr. Gandhi – 14,476 shares; Mr. Gottfried – 14,476 shares; Mr. Nelson — 323,856 shares; Mr. Padgett — 173,846 shares; and Ms. Taylor — 323,856 shares.
(3)    Includes (i) an aggregate of 4,744 shares of fully-vested Class A common stock granted to Ms. Austin pursuant to her election to receive such shares in lieu of the cash retainer for the quarters ended March 31, 2022, June 30, 2022, September 30, 2022, and December 31, 2022 pursuant to our non-employee director compensation program, granted on April 1, 2022, July 1, 2022, October 1, 2022, and January 2, 2023, respectively, and (ii) a restricted stock unit award for 14,476 shares of our Class A common stock granted on July 1, 2022 pursuant to our non-employee director compensation program.
(4)    Includes (i) an aggregate of 2,664 shares of fully-vested Class A common stock granted to Ms. Flower pursuant to her election to receive such shares in lieu of the cash retainer for the quarters ended March 31, 2022, June 30, 2022, September 30, 2022, and December 31, 2022 pursuant to our non-employee director compensation program, granted on April 1, 2022, July 1, 2022, October 1, 2022, and January 2, 2023, respectively, and (ii) a restricted stock unit award for 14,476 shares of our Class A common stock granted on July 1, 2022 pursuant to our non-employee director compensation program.
(5)    Includes (i) an aggregate of 3,703 shares of fully-vested Class A common stock granted to Mr. Gandhi pursuant to his election to receive such shares in lieu of the cash retainer for the quarters ended March 31, 2022, June 30, 2022, September 30, 2022, and December 31, 2022 pursuant to our non-employee director compensation program, granted on April 1, 2022, July 1, 2022, October 1, 2022, and January 2, 2023, respectively, and (ii) a restricted stock unit award for 14,476 shares of our Class A common stock granted on July 1, 2022 pursuant to our non-employee director compensation program.
(6)    Represents a restricted stock unit award for 14,476 shares of our Class A common stock granted to Mr. Gottfried on July 1, 2022 pursuant to our non-employee director compensation program.
(7)    Includes (i) an aggregate of 3,079 shares of fully-vested Class A common stock granted to Mr. Nelson pursuant to his election to receive such shares in lieu of the cash retainer for the quarters ended March 31, 2022, June 30, 2022, September 30, 2022, and December 31, 2022 pursuant to our non-employee director compensation program, granted on April 1, 2022, July 1, 2022, October 1, 2022, and January 2, 2023, respectively, and (ii) a restricted stock unit award for 14,476 shares of our Class A common stock granted on July 1, 2022 pursuant to our non-employee director compensation program.
(8)    Includes (i) an aggregate of 1,515 shares of fully-vested Class A common stock granted to Mr. Padgett pursuant to his election to receive such shares in lieu of the cash retainer for the quarters ended March 31, 2022 and June 30, 2022 pursuant to our non-employee director compensation program, granted on April 1, 2022 and July 1, 2022, respectively, and (ii) a restricted stock unit award for 14,476 shares of our Class A common stock granted on July 1, 2022 pursuant to our non-employee director compensation program.
(9)    Includes (i) an aggregate of 2,386 shares of fully-vested Class A common stock granted to Ms. Taylor pursuant to her election to receive such shares in lieu of the cash retainer for the quarters ended March 31, 2022, June 30, 2022, September 30, 2022, and December 31, 2022 pursuant to our non-employee director compensation program, granted on April 1, 2022, July 1, 2022, October 1, 2022, and January 2, 2023, respectively, and (ii) a restricted stock unit award for 14,476 shares of our Class A common stock granted on July 1, 2022 pursuant to our non-employee director compensation program.

Non-Employee Director Compensation
We have adopted a non-employee director compensation program, pursuant to which each of our directors who is not an employee or consultant of our company will be eligible to receive compensation for service on our board of directors and committees of our board of directors.

Cash Compensation
Each eligible director will receive an annual cash retainer of $34,500 for serving on our board of directors, and the lead independent director of the board of directors will receive an additional annual cash retainer of $16,500 for his or her service. The chairperson of the audit committee will be entitled to an additional annual cash retainer of $20,000, the chairperson of the compensation committee will be entitled to an additional annual cash retainer of $15,000 and the chairperson of the nominating and corporate governance committee will be entitled to an additional annual cash retainer of $8,000. The members of the audit committee will be entitled to an additional annual cash retainer of $10,000, the members of the compensation committee will be entitled to an additional annual cash retainer of $7,500, and the members of the nominating and corporate governance committee will be entitled to an additional annual cash retainer of $4,000; however, in each case such cash retainer is payable only to members who are not the chairperson of such committee. All annual cash compensation amounts will be payable in equal quarterly installments in arrears, on the last day of each fiscal quarter in which the service occurred.
Each non-employee director may elect to receive fully vested shares of our Class A common stock in lieu of his or her annual cash retainer. Such shares are issued on a quarterly basis, in arrears, and the number of such shares is calculated by dividing (1) the aggregate amount of cash compensation otherwise payable to such director divided by (2) the closing sales price per share of the Class A common stock on the last day of the fiscal quarter in which the service occurred, rounded down to the nearest whole share.
Equity Compensation
Each new eligible director who joins our board of directors will be granted restricted stock units with an aggregate grant date fair value of $335,000 under our 2021 Plan. The restricted stock units will be granted on the next established grant date following the date the new eligible director joins our board of directors and will vest annually over a three-year period, subject to continued service as a director through each such vesting date.
On the next established grant date after each annual meeting of our stockholders, each eligible director who continues to serve as a director of our company following the meeting will be granted restricted stock units with an aggregate grant date fair value of $195,000 under our 2021 Plan. The shares shall vest in full on the earlier of the first anniversary of the grant date or the date of the next annual stockholder meeting, subject to continued service as a director through such vesting date.
Expenses
In addition, we will reimburse eligible directors for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in board and committee meetings.

PROPOSAL 1 - ELECTION OF DIRECTORS
Our board of directors currently consists of nine members and is divided into three classes. Each class consists of one-third of the total number of directors, and each class has a three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.
Our directors are divided into the three classes as follows:
•the Class I directors are Johanna Flower, Randy Gottfried, and Barry Padgett, whose terms will expire at the annual meeting of stockholders to be held in 2025;
•the Class II directors are Roxanne S. Austin, Sameer Gandhi, and Dennis M. Woodside, whose terms will expire at the upcoming Annual Meeting; and
•the Class III directors are Rathna Girish Mathrubootham, Zachary Nelson, and Jennifer Taylor, whose terms will expire at the annual meeting of stockholders to be held in 2024.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of Freshworks. Our board of directors expects to review this structure periodically to ensure that it continues to be the appropriate board structure for our company.
Each of Ms. Austin, Mr. Gandhi, and Mr. Woodside is currently a member of our board of directors, and, at the recommendation of our nominating and governance committee, has been nominated for reelection to serve as a Class II director. Each of these nominees has agreed to stand for reelection at the Annual Meeting. Our management has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of these nominees would serve until the annual meeting of stockholders to be held in 2026 and until his or her successor has been duly elected and qualified, or until the director’s earlier death, resignation, or removal.
Directors are elected by a plurality of the voting power of the shares present by virtual attendance or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of “For” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Freshworks. Each person nominated for election has agreed to serve if elected.
Our Board Of Directors Recommends
A Vote FOR The Election Of Each Named Nominee.

PROPOSAL 2 - APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the requirements of Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers (as disclosed under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables included under the heading “Executive Compensation” and the accompanying narrative).
You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement, which provide a comprehensive review of our executive compensation program and its elements, objectives and rationale.
The vote on this resolution is not intended to address any specific element of compensation, rather the vote relates to the compensation of our named executive officers in its totality, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
In accordance with Section 14A of the Exchange Act rules, stockholders are asked to approve the following non-binding resolution:
“RESOLVED, that the Company’s stockholders hereby approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2023 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative.”
The approval of this non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present at the meeting (by virtual attendance) or by proxy and entitled to vote thereon.
Since this proposal is an advisory vote, the result will not be binding on our board of directors or our compensation committee. However, our board of directors values our stockholders’ opinions, and our board of directors and the compensation committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.
Our Board Of Directors Recommends
A Vote FOR The Approval Of The Non-Binding Resolution On
Named Executive Officer Compensation.

PROPOSAL 3 - APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act provides that every six years we must provide stockholders an opportunity to vote, on a non-binding, advisory basis, for their preference on how frequently we should seek future non-binding, advisory votes to approve the compensation of our named executive officers (such as the one described in Proposal Two above). Specifically, stockholders may indicate whether they would prefer these advisory resolutions on named executive officer compensation to be presented for stockholder approval every one, two or three years.
Our board of directors believes at this time that a frequency of every three years is appropriate for us. The board of directors believes that a vote every three years on named executive officer compensation is consistent with the long-term nature and focus of our executive compensation program, and provides investors sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcomes. The board of directors will continue to evaluate the appropriate frequency for the stockholder executive compensation vote.
Please note that stockholders are not voting to approve or disapprove the recommendation of the board of directors with respect to this proposal. Instead, the proxy card provides four choices: a one, two or three year frequency or stockholders may abstain from voting on the proposal. The option that receives the highest number of votes of the holders of shares of common stock present virtually or by proxy at the meeting and entitled to vote thereon will be deemed to be the frequency preferred by our stockholders.
Since this proposal is an advisory vote, the result will not be binding on our board of directors. As such, the results of the vote will not be construed to create or imply any change to the fiduciary duties of our board of directors. Our board of directors may decide that it is in the best interests of our company and our stockholders to hold a non-binding, advisory vote on our named executive officer compensation more or less frequently than the option approved by our stockholders. However, our board of directors values our stockholders’ opinions, and our board of directors and the compensation committee will take into account the outcome of the advisory vote when determining how often we should submit to stockholders future “say-on-pay” votes.
Our Board Of Directors Recommends
An “EVERY THREE YEARS” Frequency For Future Advisory Votes On
Named Executive Officer Compensation.

PROPOSAL 4 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since 2018. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, our audit committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, our audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.
The affirmative vote of the holders of a majority of the shares present in person or virtually or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2022 and 2021 by Deloitte & Touche LLP, our principal accountant.

	Fiscal Year Ended December 31,
	2022	2021

Audit Fees(1)	$3,252,946	$3,473,466
Audit-related Fees	—	—
Tax Fees (2)	120,034	367,652
All Other Fees(3)	—	25,655
Total Fees	$3,372,980	$3,866,773
________________

(1)    “Audit fees” consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, reviews of our quarterly condensed consolidated financial statements, and statutory and regulatory filings or engagements. For the fiscal year ended December 31, 2021, this category also included fees for services provided in connection with our initial public offering.
(2)    “Tax fees” consist of fees in connection with tax studies and tax advisory services.
(3)    “All Other Fees” include fees for professional services other than the services reported above inclusive of permissible advisory services.

Pre-Approval Policies and Procedures
Our audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The audit committee has delegated pre-approval authority to the chairperson of the audit committee, provided that any pre-approved decisions must be reported to the full audit committee at its next scheduled meeting.
Our audit committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

All fees described above were pre-approved by the audit committee.
Our Board Of Directors Recommends
A Vote FOR The Ratification of the Selection of Deloitte & Touche LLP
as our Independent Registered Public Accounting Firm.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022 with our management. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Randy Gottfried (Chair)
Roxanne S. Austin
Zachary Nelson
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing by us under the Securities Act of 1933, as amended or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of March 31, 2023. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Rathna Girish Mathrubootham	48	Chief Executive Officer and Chairman of the Board of Directors
Dennis M. Woodside	54	President and member of the Board of Directors
Tyler Sloat	49	Chief Financial Officer
Stacey Epstein	54	Chief Marketing Officer
Srinivasagopalan Ramamurthy	55	Chief Product Officer

For Mr. Mathrubootham and Mr. Woodside’s biographies, see “Information Regarding Our Board of Directors and Corporate Governance.”
Tyler Sloat. Mr. Sloat has served as our Chief Financial Officer since April 2020. From September 2010 to April 2020, Mr. Sloat served as Chief Financial Officer of Zuora, Inc., a subscription service management software company. Mr. Sloat holds a B.A. in Economics from Boston College and an M.B.A. from Stanford University Graduate School of Business.
Stacey Epstein. Ms. Epstein has served as our Chief Marketing Officer since March 2021. From August 2019 to February 2021, Ms. Epstein served as Chief Marketing and Customer Experience Officer of ServiceMax, Inc., a field service management company. From February 2019 to August 2019, Ms. Epstein served as President of the Zinc Division of ServiceMax. From February 2016 to February 2019, Ms. Epstein served as Chief Executive Officer of Zinc, Inc., a field service messaging company, which was acquired by ServiceMax in February 2019. Ms. Epstein holds a B.A. in English from Emory University.
Srinivasagopalan Ramamurthy. Mr. Ramamurthy has served as our Chief Product Officer since October 2019. Since February 2019, Mr. Ramamurthy has also served as an outside advisor on strategic business decisions for States Title, Inc., a technology company focused on simplifying the title and escrow process. From July 2019 to December 2021, Mr. Ramamurthy also served as Operating Partner of Trinity Ventures, a venture capital firm, where he focused on investments in early-stage technology companies. From October 2013 to December 2018, Mr. Ramamurthy served as Senior Vice President of Product Development and GM, Systems Management and Security Products for Oracle Cloud at Oracle Corporation, a database software and technology company, where he oversaw product development, product management and strategy. Mr. Ramamurthy holds a B.E. in Computer Science from the College of Engineering, Guindy and a M.S. in Computer Engineering from Boston University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information regarding the 2022 compensation program for our named executive officers. Our named executive officers for 2022 were:
•Rathna Girish Mathrubootham, our Chief Executive Officer and Chairman of our board of directors;
•Dennis Woodside, our President and a member of our board of directors;(1)
•Tyler Sloat, our Chief Financial Officer;
•Stacey Epstein, our Chief Marketing Officer;
•Srinivasagopalan Ramamurthy, our Chief Product Officer; and
•José Morales, our former Chief Revenue Officer.(2)
(1)    Mr. Woodside joined the Company as our President and a member of our board of directors on September 1, 2022.
(2)    Mr. Morales left the Company effective November 18, 2022.

This Compensation Discussion and Analysis also provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, how each element of our executive compensation program is designed to satisfy those objectives, and the policies underlying our 2022 executive compensation program and the compensation awarded to our named executive officers for 2022. The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the executive compensation tables and related disclosures.
Executive Summary
Our Business
Our mission is to make it fast and easy for businesses to delight their customers and employees.
We provide businesses of all sizes with modern SaaS products that are designed with the user in mind. We started with Freshdesk, our customer experience product, and later expanded our offering to include Freshservice, our IT service management product. Next, we introduced Freshsales and Freshmarketer, our sales force and marketing automation solutions. Currently, more than 63,400 businesses use our software to delight their customers and employees.
Our powerful software delivers the modern functionality and capabilities businesses need, while being intuitive and easy to use, rapid to onboard, agile, and affordable for organizations of all sizes. We build intelligence and automation into our products wherever possible to accelerate user productivity and allow them to quickly meet the increasing demands of their customers and employees. By accelerating time to value, increasing productivity, and lowering costs, we provide businesses with a concrete return on their investment in Freshworks. With an increased ability to delight customers and employees, businesses also benefit from improved customer and employee retention, higher net promoter scores, and better business outcomes.
Businesses from more than 170 countries around the world use Freshworks products to delight their customers and employees every day. As of December 31, 2022, over 50% of our annual recurring revenue (“ARR”) was from customers with more than 250 employees. We provide products across multiple markets in order to address the needs of businesses of all sizes that need to digitally transform to delight their customers and employees.
Our business has grown rapidly in recent periods as our customer base and operations have scaled. Our total revenue was $498.0 million, $371.0 million and $249.7 million in the years ended December 31, 2022, 2021 and 2020, respectively, representing year-over-year growth rates of 34% and 49%, respectively.
Our 2022 Business Highlights
We achieved significant accomplishments in 2022 that we believe will lead to future revenue and profit growth and return stockholder value. Specifically, in 2022, we:
•Surpassed $500 million in ARR;
•Grew the number of customers contributing more than $5,000 in ARR to 17,722, an increase of 20% year-over-year;

•Beat the high end of our 2022 estimates for revenue by $3 million, even during a year of a slowing demand environment, negative FX movements and pressure on small businesses;
•Effectively managed our costs throughout the year to beat the high end of our 2022 estimates for non-GAAP operating income by over $26 million;(1)
•Welcomed new customers to the Freshworks community including The San Francisco 49ers, Addison Lee, Finchoice, Mahindra, Supara, St. Marche, Yulu Bikes and more;
•Were named one of The Best Places to Work in 2023 in San Francisco and Colorado by BuiltIn; and
•Won TrustRadius Awards for Best Value for the Price and Best Feature Set for Freshdesk and Freshservice.
(1)    Non-GAAP operating income (loss) is a non-GAAP financial measure, which represents the GAAP income (loss) from operations, excluding the impact of stock-based compensation, employer payroll taxes on employee stock transactions, and amortization of acquired intangibles.

We believe that these activities and accomplishments position us to capture significant growth and generate value for our stockholders into the future.
Our 2022 Compensation Highlights
Our executive compensation program has three primary elements: base salary, performance bonuses, and long-term equity incentives. Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Performance bonuses reward the achievement of short-term goals, while long-term incentives drive our named executive officers to focus on long-term sustainable stockholder value creation. Based on our performance and consistent with the design of our compensation program, the compensation committee made the following executive compensation decisions for 2022 in our first full year of being a publicly-traded company:
•Base Salaries. In April 2022, the compensation committee and the board of directors (with respect to changes to Mr. Mathrubootham’s compensation) approved merit-based salary increases for certain of the then-serving named executive officers.
•Cash Bonuses. In early 2022, the compensation committee established rigorous and challenging 2022 performance goals for the Company under our officer cash incentive bonus plan (“Bonus Plan”), based on Net New ARR and Non-GAAP Operating Margin (see below under the heading “—Elements of Our 2022 Executive Compensation Program—Performance Bonuses” for definitions of and more details regarding these metrics). In accordance with the terms of the Bonus Plan, our named executive officers (other than Mr. Woodside, who did not join the Company until September 2022) received an advance payout of the portion of bonuses earned under the Bonus Plan attributable to achievement of the Net New ARR target for the first quarter of 2022. Ultimately, while we exceeded our annual Non-GAAP Operating Margin target with performance at (4.5)%, we did not meet our annual Net New ARR target under the Bonus Plan, and as a result, such advance payouts were eligible to be recouped. However, in February 2023, the board of directors exercised discretion under the Bonus Plan to waive the recoupment of the advance in recognition of our named executive officers’ efforts towards our Non-GAAP Operating Margin achievement and in driving efficiencies in 2022. As part of its decision to forego recoupment, the board of directors also considered the various decisions made during the year regarding reallocation of marketing and other resources that helped us exceed our Non-GAAP Operating Margin targets, but made the initial Net New ARR performance targets more difficult to attain. Notwithstanding the decision by the board of directors, Mr. Mathrubootham declined the recoupment waiver and agreed that the 2022 first quarter advance would offset any bonus amounts to be paid to him with respect to 2023.
•Long-Term Equity Incentives. In May 2022, the compensation committee granted long-term equity incentive awards in the form of restricted stock units (“RSUs”) for each of our then-serving named executive officers, other than Mr. Mathrubootham who received time- and performance-vesting RSU awards in September 2021 that were designed to cover at least four years of his equity compensation. In addition, in September 2022, in connection with the commencement of his employment, Mr. Woodside received an inducement RSU award, an inducement option award and an incentive option award.
Best Compensation Practices & Policies
We also believe the following practices and policies within our program promote sound compensation governance and are in the best interests of our stockholders and named executive officers:

What We Do		What We Don’t Do
✓	Emphasize variable pay over fixed pay, with a significant portion tied to our operating results and stock performance	✗	No guaranteed salary increases or incentive payments
✓	Provide for “double-trigger” equity award vesting and severance benefits upon a change in control	✗	No significant perquisites and no tax gross-ups upon a change in control of the Company
✓	Maintain anti-hedging and anti-pledging policies	✗	No excessive risk-taking in our compensation programs
✓	Retain an independent compensation consultant reporting directly to the compensation committee	✗	No supplemental executive retirement plans or pension plans
✓	Maintain employment agreements with the named executive officers providing for specific terms of employment or severance benefits	✗	No option or stock appreciation rights granted below fair market value

Compensation Program Objectives, Philosophy and Elements of Compensation
The main objectives of our executive compensation program are to:
•Motivate, attract and retain highly qualified executives who are committed to our mission, performance and culture, by paying them competitively.
•Create a fair, reasonable and balanced compensation program that rewards executives’ performance and contributions to our short- and long-term business results, while closely aligning the interests of the executives with those of stockholders.
•Emphasize pay for performance, with a program that aligns financial and operational achievements.
We believe that Freshworks’ executive compensation program design features accomplish the following:
•Provide base salaries consistent with each executive’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.
•Ensure a significant portion of each executive’s compensation is tied to the future share performance of Freshworks, thus aligning their interests with those of our stockholders.
•Utilize equity compensation and vesting periods for equity awards that encourage executives to remain employed and focus on sustained share price appreciation.
•Utilize a mix of cash and equity compensation designed to encourage strategies and actions that are in the long-term best interests of Freshworks.
To achieve our compensation objectives, we have historically provided our executive officers, including our named executive officers, with a compensation package consisting of the following elements:

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.	Generally reviewed annually in the first quarter of the year and determined based on a number of factors (including individual performance, internal equity, retention and our overall performance) and by reference to market data provided by our independent compensation consultant.
Performance Bonus (at-risk cash)	Motivates and rewards executive officers for attaining rigorous annual corporate performance goals that relate to our key business objectives.	Target bonus amounts are generally reviewed annually during the first quarter of the year and determined based upon market data provided by our independent compensation consultant for positions that have similar impact on the organization and competitive bonus opportunities in our market. Bonus opportunities are entirely dependent upon achievement of specific corporate performance objectives, generally determined by the compensation committee and board of directors and communicated at the beginning of the year.
Long-Term Equity Incentives (at-risk equity)	Motivates and rewards for long-term Company performance; aligns executives’ interests with stockholder interests and changes in stockholder value. Attracts highly qualified executives and encourages their continued employment over the long-term.	Long-term equity incentive opportunities are generally reviewed and determined annually during the first quarter of the year or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as a reward for significant achievement. Individual grants are determined based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity amongst executives and market data provided by our independent compensation consultant.

In evaluating our executive compensation policies and programs, as well as the short-term and long-term value of our executive compensation plans, we consider both the performance and skills of each of our executives, as well as the compensation paid to executives with similar responsibilities in similar companies. We focus on providing a competitive compensation package that provides significant short-term and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.
We do not have any formal policies for allocating compensation among salary, performance bonus awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, the compensation committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term incentive and long-term incentive compensation, and cash and non-cash compensation that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, a significant portion of the named executive officers’ total target compensation is comprised of performance-based bonus opportunities and long-term equity awards in order to align the executive officers’ incentives with the interests of our stockholders and our corporate goals.
How We Determine Executive Compensation
Role of Our Compensation Committee, Management and the Board of Directors
The compensation committee is appointed by the board of directors to assist with the board’s oversight responsibilities with respect to the Company’s compensation and benefit plans, policies and programs, administration of Company equity plans and its responsibilities related to the compensation of the Company’s executive officers, directors, and senior management, as appropriate.
The compensation committee is primarily responsible for establishing and reviewing our general compensation strategy. The compensation committee meets periodically throughout the year to, among other responsibilities, manage and evaluate our executive compensation program, and generally determines, which may be subject to final approval by the board of directors, the principal components of compensation (base salary, performance bonus awards, and equity awards) for our executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our compensation committee determines appropriate. The compensation committee does not delegate authority to approve executive officer compensation. The compensation committee maintains guidelines covering the timing of equity award grants to our employees. The board of directors or the compensation committee typically grants equity awards on regularly scheduled dates that occur six times per year. The compensation committee will continue to evaluate its equity grant policies as we continue to evolve and grow as a public company.
Our compensation committee works with and receives information and analyses from management, including within our legal, finance, and human resources departments, and our Chief Executive Officer, and considers such information and analyses in determining the structure and amount of compensation to be paid to our executive officers, including our named executive officers. Our Chief Executive Officer evaluates and provides to the compensation committee executive officer performance assessments and management’s recommendations and proposals regarding executive officer compensation programs and decisions affecting base salaries, performance incentives, equity compensation, and other compensation-related matters outside of the presence of any other named executive officers. However, our compensation committee retains the final authority to make all compensation decisions. While our Chief Executive Officer discusses his recommendations with the compensation committee, he does not participate in the deliberations concerning, or the determination of, his own compensation.
From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in meetings of the compensation committee or board of directors.
Members of management, including our Chief Executive Officer, may attend portions of our compensation committee meetings; however, our Chief Executive Officer is not present during decisions regarding his compensation.
Role of Compensation Consultant
During 2022, the compensation committee retained Compensia, Inc. (“Compensia”), as its independent compensation consultant due to its extensive analytical and compensation expertise relating to technology companies. In this capacity, Compensia has advised the compensation committee on compensation matters related to the executive and director compensation structure. In 2022, Compensia assisted with, among other things:
•conducting an executive market pay analysis;
•developing a group of peer companies to use as a reference in making executive compensation decisions;
•evaluating current executive pay practices and considering alternative compensation programs; and
•reviewing our director compensation policies and practices.
The compensation committee has the sole authority to engage and terminate Compensia’s services, as well as to approve its compensation. Compensia makes recommendations to the compensation committee but has no authority to make compensation decisions on behalf of the compensation committee or the Company. Compensia reported to the compensation committee and had direct access to the chairperson and the other members of the compensation committee. Beyond data and advice related to executive and director compensation matters, Compensia did not provide other services to our company in 2022.
The compensation committee has analyzed whether the work of Compensia as its compensation consultant raised any conflict of interest, considering relevant factors in accordance with SEC guidelines. Based on its analysis, our compensation committee determined that the work of Compensia and the individual compensation advisors has conformed to the independence factors and guidance provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC and the Nasdaq listing standards.
Use of Competitive Market Compensation Data
The compensation committee believes that it is important when making compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the compensation committee works annually with Compensia to review and amend the list of our peer group companies to be used in connection with assessing compensation practices and pay levels. The compensation committee believes that the peer and market data provided by Compensia, along with other factors, is an important reference point when setting compensation for our named executive officers because competition for executive management is intense in our industry and the retention of our talented leadership team is critical to our success.

2022 Peer Group
In February 2022, Compensia proposed, and the compensation committee approved, a group of companies that would be appropriate peers for 2022 compensation decisions, based on the following criteria:
•Industry: application software (primary) and broader software/services (secondary)
•Revenue: approximately 0.5x to 2.5x our projected 2022 revenue
•Market Capitalization: approximately 0.25x to 4.0x our market value
•Other Factors: SaaS, high growth companies, San Francisco Bay Area based
At the time, our projected annual revenue was approximately $505.6 million, and our year end 30-day average market capitalization was at approximately $7.8 billion. Using the above criteria, eighteen companies were identified as appropriately sized for our peer group by the compensation committee for the purpose of informing executive pay decisions for 2022. In assessing the peer group, the compensation committee decided to look outside the above-listed criteria in order to include two additional companies (Hubspot and Zendesk) because they are companies with which we compete for talent. Ultimately, based on Compensia’s recommendations, our compensation committee approved the following peer group for 2022:

Anaplan, Inc.	Confluent, Inc.	New Relic, Inc.
AppFolio, Inc.	Coupa Software, Inc.	Smartsheet Inc.
Asana, Inc.	Fastly, Inc.	Sprinklr, Inc.
Avalara, Inc.	Five9, Inc.	UIPath, Inc.
Bill.com Holdings, Inc.	GitLab, Inc.	Workiva Inc.
Braze, Inc.	Hubspot, Inc.	Zendesk, Inc.
C3.ai, Inc.	JFrog Ltd.

Stockholder Say-on-Pay Vote
Our stockholders will have their first opportunity to cast an advisory vote to approve our named executive officers’ compensation at the Annual Meeting. In the future, we intend to consider the outcome of the say-on-pay votes when making compensation decisions regarding our named executive officers. Following the vote at the Annual Meeting, and depending on the outcome of Proposal 3 (regarding the frequency of future say-on-pay votes), our next say-on-pay vote is expected to occur at our 2026 annual meeting.
Elements of Our 2022 Executive Compensation Program
Base Salaries
The base salaries of our named executive officers are an important part of their total compensation package and are intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.
In April 2022, the compensation committee and the board of directors (with respect to Mr. Mathrubootham) reviewed the base salaries of our then-serving named executive officers and approved increases to base salaries in amounts ranging from approximately 1.2% to 58.7% for each of the named executive officers, except Ms. Epstein, who did not receive a base salary increase for 2022. The compensation committee and the board of directors (with respect to Mr. Mathrubootham) determined these increases were appropriate given that market data reflected that the base salaries and total target cash compensation of certain named executives fell at or below the 50th percentile of market data and given that Mr. Mathrubootham’s base salary fell at the 25th percentile of market data. The compensation committee targeted the 75th percentile of our peer group with respect to total cash compensation due to the competitiveness of the market for hiring of executive talent and reasonableness in relation to our peer group.
The compensation committee determined Mr. Woodside’s annual base salary in connection with his commencement of employment in September 2022. Mr. Woodside’s base salary was based on the amount the compensation committee felt was appropriate to induce Mr. Woodside to join employment with us, and reasonable in relation to market data and our other executive officer compensation.
The 2022 base salaries of our named executive officers are reflected below.

Named Executive Officer	2022 Base Salary ($)	Percentage Increase from 2021 Base Salary (%)
Rathna Girish Mathrubootham	500,000	58.7
Dennis Woodside	500,000	—
Tyler Sloat	420,000	1.2
Stacey Epstein	380,000	—
Srinivasagopalan Ramamurthy	415,000	12.2
José Morales	425,000	6.3

Performance Bonuses
Our Bonus Plan applies to our senior executives, including all of our named executive officers. The Bonus Plan provides for the opportunity to earn cash bonuses based upon the attainment of certain corporate, financial, or operational measures or objectives appropriate for the fiscal year. Each participant has a target bonus opportunity that corresponds to achievement of 100% of the corporate performance goals. The corporate performance goals and incentive formulas are adopted annually by the compensation committee and communicated to each participant.
2022 Target Bonus Amounts
In April 2022, our compensation committee and the board of directors (with respect to Mr. Mathrubootham) approved the 2022 target bonuses listed below for our then-serving named executive officers. The target bonus amounts were chosen based on applicable market data comparisons provided by Compensia and input from our Chief Executive Officer (with respect to our then-serving named executive officers other than Mr. Mathrubootham).
The compensation committee determined the target bonus for Mr. Woodside in connection with the commencement of his employment in September 2022. Mr. Woodside’s target bonus was based on market data and a comparison to our other executive officer target bonuses.

Named Executive Officer	2022 Target Bonus Amount ($)
Rathna Girish Mathrubootham	500,000
Dennis Woodside	500,000
Tyler Sloat	280,000
Stacey Epstein	220,000
Srinivasagopalan Ramamurthy	285,000
José Morales	425,000

2022 Performance Goals
The compensation committee, with input from management, approved Net New ARR as the primary performance measure used to determine bonus payments for the 2022 plan year. “Net New ARR” is an operating measure that we define as bookings less churn, and excludes the impact of foreign currency exchange rates and ARR from acquisitions (as such terms are used in the ordinary course by the Company’s finance group and as determined by the Company’s Chief Financial Officer). The table below presents the payment percentages in relation to the achievement against the Net New ARR performance measure.

Net New ARR
Attainment	<85%	85%-89%	90%-100%	101%-115%	>115%
Payment as a Percentage of Target Bonus Amount	0%	75%	100%	125%	175%

In addition to Net New ARR, Non-GAAP Operating Margin was also included as a “gating” performance measure used to set a required threshold level of financial performance before bonus payments based on Net New ARR achievement would be made. “Non-GAAP” Operating Margin is a non-GAAP financial measure, which represents the GAAP income (loss) from operations as a percentage of total revenue, excluding the impact of stock-based compensation, amortization of acquired intangibles and acquisition related expenses.
The compensation committee selected these performance measures because it believed that they were appropriate drivers for our business as they provided balance between generating revenue and managing our expenses. Net New ARR is an indicator of our future long-term revenue growth and Non-GAAP Operating Margin is an important indicator of our ability to effectively manage operating expenses given our revenue growth. We believe that Non-GAAP Operating Margin, as a supplement to GAAP financial measures, is useful to investors in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance.

Target levels for the 2022 performance goals were set in January 2022 for the full year, with the aggregate annual target levels for each performance metric for 2022 as set forth in the table below.

	Net New ARR (millions $)	Non-GAAP Operating Margin (%)
Target	162.5	(10.6)

The target level for Net New ARR was set to reward strong management performance in light of our strategic objectives and economic conditions at the time. The compensation committee believed such a target would drive the appropriate amount of focus on propelling growth without detracting from our ultimate performance as a whole.
Participants in the 2022 Bonus Plan were eligible to receive quarterly advances based on our performance for the quarter relative to a portion of the annual target. However, to reduce the risk that overachievement against the quarterly targets could result in payments in excess of the amount actually earned based on our annual performance, the compensation committee limited the maximum quarterly payment to 20% of the participant’s annual target bonus amount. Any additional amount earned by participants for our actual achievement relative to our full-year performance targets would be paid to participants following the end of the 2022 calendar year. The compensation committee believed that quarterly advances based on a portion of the annual targets were critical to consistently building Net New ARR throughout the year.

2022 Bonus Payments
In accordance with the payout methodology set forth above, our named executive officers (other than Mr. Woodside, who did not join the Company until September 2022) received an advance payout of the portion of bonuses earned under the Bonus Plan attributable to achievement of the Net New ARR target for the first quarter of 2022 (the “First Quarter Bonuses”). No advances were paid under the Bonus Plan to our named executive officers for any other 2022 fiscal quarters.

Following the end of 2022, the compensation committee assessed achievement of our performance goals for the 2022 plan year and determined that our actual Net New ARR was $122.7 million, below threshold, and our actual Non-GAAP Operating Margin was (4.5)% in excess of target. Although the Non-GAAP Operating Margin gate was exceeded, pursuant to the Bonus Plan, the First Quarter Bonuses were eligible to be recouped in 2023 based on our below-threshold Net New ARR performance against rigorous annual targets. On February 14, 2023, upon the recommendation of our compensation committee, our board of directors exercised discretion provided under the Bonus Plan and waived the requirement for our named executive officers who had received the First Quarter Bonuses to repay such amounts. The board of directors elected to exercise this discretion in recognition of such executive officers’ efforts towards the overachievement of the Company’s Non-GAAP Operating Margin target and in driving efficiencies in 2022. The board of directors also considered the various decisions made during the year regarding reallocation of marketing and other resources that helped us exceed our Non-GAAP Operating Margin target but made the initial Net New ARR performance target more difficult to attain. Notwithstanding the decision by the board of directors, Mr. Mathrubootham declined the recoupment waiver and agreed that the 2022 first quarter advance would offset any bonus amounts to be paid to him with respect to 2023.

The amounts of the First Quarter Bonuses paid to each named executive officer (other than to Mr. Woodside), which the board of directors declined to recoup as noted above, are set forth in the following table:

Named Executive Officer	Aggregate Bonus Paid ($)	Percentage of 2022 Target Variable Pay (%)(3)
Rathna Girish Mathrubootham	61,151(1)	13.5
Dennis Woodside	—(2)	—
Tyler Sloat	41,425	15.8
Stacey Epstein	33,534	16.1
Srinivasagopalan Ramamurthy	37,479	14.3
José Morales	78,904	18.8
________________

(1)     Mr. Mathrubootham declined the board of directors’ waiver of recoupment of this amount.
(2)    Mr. Woodside did not receive a First Quarter Bonus due to his commencement of employment late in the year.
(3)    First Quarter Bonuses were based upon annual target variable pay in effect during Q1 2022. The 2022 Target Variable Pay reflects the actual target variable pay in effect for each named executive officer for fiscal year 2022, taking into account the increases to each named executive officer’s target variable pay that took effect for Q2, Q3, and Q4 2022.

Long-Term Equity Incentives
In connection with our Initial Public Offering, we adopted the 2021 Plan, under which we may grant equity incentive awards to directors, employees and consultants of our company and our affiliates, to enable us to obtain and retain services of these individuals, which we believe is essential to our long-term success.
Individual long-term equity incentive grants are determined by the compensation committee based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity among executives and market data provided by our independent compensation consultant.
In May 2022, our compensation committee granted RSUs to our then-serving named executive officers, other than Mr. Mathrubootham. A portion of the RSUs was granted as an annual award and a portion was granted as a long-term retention award. The 2022 annual award amounts were designed to target approximately the 75th percentile of our peer group because the compensation committee was primarily concerned with increasing the competitiveness of our named executive officers’ total compensation opportunity. In light of the increasingly competitive nature of our industry and the talent market, the compensation committee also granted long-term retention awards to our then-serving named executive officers in 2022. The compensation committee believed RSUs were appropriate and necessary to retain our named executive officers over the long-term and align their interests with our stockholders, as these awards provide value if the executive remains with us over a four-year period, and the value delivered is directly dependent on our stock price. The RSUs vest over a four-year period from the date of grant, subject to the named executive officer’s continued service.
The following table sets forth the annual RSUs and long-term retention RSUs granted to our named executive officers in 2022:

Named Executive Officer	Annual RSU Award (# of RSUs)	Value of Annual RSU Award ($)	Long-Term Retention RSU Award (# of RSUs)	Long-Term Retention RSU Award ($)
Rathna Girish Mathrubootham(1)	—	—	—	—
Dennis Woodside(2)	—	—	—	—
Tyler Sloat	220,143	4,000,000	55,035	1,000,000
Stacey Epstein	82,553	1,500,000	27,517	500,000
Srinivasagopalan Ramamurthy	275,178	5,000,000	55,035	1,000,000
José Morales	192,625	3,500,000	27,517	500,000
________________

(1)     Mr. Mathrubootham was not granted any RSUs in 2022 because he received one-time RSU awards in September 2021 that were designed to cover at least four years of his equity incentive compensation. For more information about these awards, please refer to “—Multiyear Grants to Mr. Mathrubootham” below.
(2)     Mr. Woodside was granted RSU and option awards in connection with the commencement of his employment. For more information about these awards, please refer to “—Inducement Awards” below.

The compensation committee determined the size of each named executive officer’s 2022 annual RSU award and long-term retention RSU award in its discretion, in the context of each named executive officer’s total compensation, taking into account the market data provided by Compensia in addition to the individual officer’s responsibilities and performance and the recommendations of the Chief Executive Officer with respect to appropriate grants and any particular individual circumstances.
Multi-year Grants to Mr. Mathrubootham
As previously disclosed, on September 12, 2021, in recognition of Mr. Mathrubootham’s instrumental role in achieving our strategic and business goals and the significant potential impact of his role on an ongoing basis, our board of directors approved the grant of two multi-year restricted stock unit awards under our 2011 Stock Plan, as amended (the “2011 Plan”) to Mr. Mathrubootham, including (1) an RSU award in respect of up to 6,000,000 shares that is subject to both a continued service requirement and various stock price hurdle requirements (the “PRSU award”), as described below, and (2) an RSU award in respect of 3,000,000 shares that began vesting on November 1, 2021, following the closing of our initial public offering, and will continue to vest in equal quarterly installments over four years, subject to Mr. Mathrubootham’s continued service with us through each vesting date. The combination of these awards was designed to provide multi-year retention incentives for Mr. Mathrubootham and to align achievement of business and operating objectives with long-term stockholder value creation. With respect to the PRSU award, our board of directors believed that achievement of the performance targets at or above the stock price hurdle requirements described below would result in significant value for our stockholders over the performance period. At the time that these grants were made, our board of directors determined that Mr. Mathrubootham would not be granted additional equity-based incentive awards for at least the next four years and so as noted above, Mr. Mathrubootham did not receive any additional equity awards in 2022.
Mr. Mathrubootham’s PRSU award is divided into five equal tranches that may be earned over a period of approximately seven years, subject to both (1) his continued service with us through the dates specified in the table below and (2) our achievement of stock price hurdles specified in the table below.

Vesting Tranche	Number of Shares(1)	Continued Service Dates	Stock Price Hurdle(2)
1	1,200,000	January 1, 2022 – January 1, 2025	$70.00
2	1,200,000	January 1, 2023 – January 1, 2026	$95.00
3	1,200,000	January 1, 2024 – January 1, 2027	$130.00
4	1,200,000	January 1, 2025 – January 1, 2028	$165.00
5	1,200,000	January 1, 2026 – January 1, 2029	$200.00
________________

(1)    If Mr. Mathrubootham transitions from full-time employment to a part-time role or to a non-executive chairman, advisory or some other position other than a full-time employee role, the number of shares eligible to vest in each tranche will be reduced to 1/3rd of the number of shares specified in this table if either the continued service requirement or the stock price hurdle requirement have not been achieved at such time.
(2)    Stock price measurement commenced on February 14, 2022.

Each tranche of the PRSU award will vest on the first day of the calendar quarter following satisfaction of both the continued service requirement and the stock price hurdle requirement, subject to Mr. Mathrubootham’s continued service with us through such date. Any tranche of the PRSU award will be forfeited for no consideration if its stock price hurdle is not achieved on or before January 1, 2029 or if Mr. Mathrubootham does not remain in continuous service with us through the applicable vesting date. For purposes of the PRSU award, a stock price hurdle will be achieved when the average closing price of our Class A common stock during a period of 60 consecutive trading days equals or exceeds the applicable stock price hurdle, with such measurement period commencing on or following expiration of the final lock-up on February 14, 2022. The stock price hurdle is not required to be met during the continued service period associated with the tranche. Accordingly, multiple tranches can vest at the same date if stock price hurdles are achieved after December 31, 2025. In the event of a “change in control” (as defined in our 2011 Plan), (1) the stock price hurdle requirement for any unvested tranche will be deemed achieved immediately prior to the effective time of such change in control if the per-share transaction price equals or exceeds the applicable stock price hurdle, in which case only the continued service requirement will apply to such tranche, and (2) to the extent that the stock price hurdle for any unvested tranche exceeds the per-share transaction price, such tranche will either be assumed by the acquiror or forfeited for no consideration. Notwithstanding anything to the contrary in his offer letter agreement with us, the vesting of Mr. Mathrubootham’s PRSU award will not accelerate if his employment is terminated outside of a change in control period, as described under “—Potential Payments upon Termination or Change in Control—Rathna Girish Mathrubootham” below.
As of the date of this filing, none of the stock price hurdles applicable to the PRSUs have been satisfied.
Inducement Awards
In September 2022, in connection with the commencement of Mr. Woodside’s employment, he was granted an inducement RSU award valued at $25 million as well as an inducement option award and an incentive option award valued at a total of $15 million. All inducement awards were granted under our Inducement Plan (for more information see “—Inducement Plan” below) and Mr. Woodside’s incentive stock option award was granted under our 2021 Plan. The compensation committee considered Mr. Woodside’s lack of outstanding equity holdings, necessary retention value, historical value of our stock, internal equity among executives and market data provided by Compensia to determine that these awards were appropriate to induce Mr. Woodside to commence his employment with us. All awards granted to Mr. Woodside in connection with the commencement of his employment vest over a four-year period, with 25% of the shares subject to the award vesting on the first anniversary of the grant date and the remaining 75% of the shares vesting in equal quarterly installments thereafter, subject to Mr. Woodside’s continuous service through each such vesting date.
Other Features of Our Compensation Program
Employment Offer Letters
We maintain offer letters with each of our named executive officers. Each of these agreements established the named executive officer’s base salary and target annual bonus opportunity. Our named executive officers’ base salaries, annual bonus opportunities and any equity awards are reviewed annually by the compensation committee; the amounts effective for 2022 are described above in this Compensation Discussion and Analysis. Each of our named executive officers is an “at will” employee. See below under the heading, “Executive Compensation—Employment Arrangements” for more information.
Severance and Change in Control Benefits
Regardless of the manner in which a named executive officer’s service terminates, the named executive officer is entitled to receive amounts earned during his or her term of service, including salary and unused vacation pay. Each of our named executive officers is eligible for certain single and double-trigger severance benefits pursuant to their employee offer letters as described under “—Potential Payments upon Termination or Change in Control” below. The compensation committee believes that the limited single trigger equity acceleration granted to our named executive officers upon a termination without cause is a competitive market feature to attract and retain high caliber executive officers because it allows our executives to receive value in the event of certain terminations of employment that are beyond their control. The compensation committee also believes that the double-trigger structure of our change in control severance benefits avoids an unintended windfall to executives in the event of a friendly change in control, but still provides them appropriate incentives to remain an employee in good standing during periods surrounding a change in control transaction in which they believe they could lose their jobs.
Inducement Plan
In August 2022, the compensation committee adopted an inducement plan (the “Inducement Plan”) pursuant to which the Company reserved 10,000,000 shares of Class A common stock to be used exclusively for grants of equity-based awards to individuals who were not previously employees or directors of the Company, as an inducement material to the individual’s entry into employment with the Company within the meaning of Rule 5635(c)(4) of the Nasdaq Marketplace Rules. The Inducement Plan provides for the grant of equity-based awards in the form of nonstatutory stock options, stock appreciation rights, restricted stock awards, RSU awards, performance awards, and other awards. The Inducement Plan was adopted by the Company without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Marketplace Rules.
401(k) Plan
Our named executive officers are eligible to participate in a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (“Roth”) basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code of 1986, as amended (the “Code”). We may make matching and discretionary contributions for the plan year ending December 31st, based on employee deferrals for the plan year. For the 2022 plan year, we did not make any company matching or discretionary contributions to the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.
Employee Benefit Plans
Our named executive officers are eligible to participate in all of our employee benefit plans, such as the 401(k) plan (see the section above titled “401(k) Plan”), medical, dental, vision, disability, life, and accidental death and dismemberment insurance, in each case generally on the same basis as other employees. We do not currently have qualified or nonqualified defined benefit plans or deferred compensation plans, nor do we offer pension or other retirement benefits, other than our 401(k) plan. Our compensation committee may elect to adopt such plans in the future if it determines that doing so is in our best interests.
Perquisites
We typically do not offer perquisites or personal benefits to our named executive officers, but we may, from time to time, provide reasonable relocation or signing bonuses to our named executive officers as the compensation committee determines appropriate to assist such individuals to commence employment with us.
If our employees, including our named executive officers, qualify to attend our annual sales-oriented President’s Club event and incur an income tax liability associated with their attendance or the attendance of their spouse, we may provide a tax “gross-up” payment to offset that liability. During 2022, we did not provide any tax gross-up payments with respect to this event to any of our named executive officers.
Tax and Accounting Considerations
As a general matter, the compensation committee reviews and consider the various tax and accounting implications of compensation programs we utilize.
Code Section 162(m)
Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date.
Although the compensation committee will continue to consider tax implications as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The compensation committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.
Code Section 409A
Section 409A of the Code (“Section 409A”) requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.
Code Section 280G
Section 280G of the Code (“Section 280G”) disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long- term incentive plans including stock options, restricted stock and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers, the compensation committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G. However, the compensation committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options and restricted stock units under our equity incentive award plans are accounted for under ASC Topic 718. The compensation committee considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity award programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.
Other Compensation Policies and Practices
Compensation Recovery (“Clawback”) Policy
As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002.
Hedging and Pledging of Securities
We believe it is improper and inappropriate for any person associated with Freshworks to engage in short-term or speculative transactions involving the Company's securities. Our directors, officers and employees are, therefore, prohibited from engaging in short sales and buying or selling puts, calls, options or other derivative securities of the Company.
Our Insider Trading Policy also prohibits our directors, officers and employees from engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company's equity securities, whether they are granted to such individual by the Company as part of such person's compensation or otherwise held, directly or indirectly, by such individual.
In addition, we prohibit our executive officers, all other employees and the non-employee members of our board of directors from purchasing or holding our common stock in a margin account. We also prohibit pledging our common stock as collateral for a loan.

Risk Assessment Concerning Compensation Practices and Policies
Our compensation committee has reviewed our compensation policies and practices to assess whether they encourage our employees to take inappropriate risks. After reviewing and assessing our compensation philosophy, policies and practices, including the mix of fixed and variable, short-term and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, our compensation committee has determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company as a whole. Further, our compensation committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of short-term compensation (in the form of base salary and an annual performance bonus opportunity, if any, which is based on a performance metrics), and long-term compensation prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our stockholders.

Compensation Committee Report*
The compensation committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to our board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Respectfully submitted by the members of the compensation committee of the board of directors:
Sameer Gandhi (Chair)
Johanna Flower
Randy Gottfried
Barry Padgett
*The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table
The following table presents all of the compensation awarded to or earned by or paid to our named executive officers during the fiscal years ended December 31, 2020, December 31, 2021 and December 31, 2022, except as otherwise noted.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Rathna Girish Mathrubootham	2022	453,750	—	—	—	61,151	1,710(9)	516,611
Chief Executive Officer and Chairman	2021	315,000	—	233,414,700	—	296,980	1,041(9)	234,027,721
	2020	331,504	—	11,786,715	—	156,274	—	12,274,493
Dennis Woodside(3)	2022	166,667	—	23,180,863	14,999,995	—	876(9)	38,348,401
President and Director
Tyler Sloat(4)	2022	418,750	—	4,999,984	—	41,425	1,710(9)	5,461,869
Chief Financial Officer	2021	411,250	—	—	—	187,007	1,041(9)	599,298
	2020	278,235	—	15,573,600	—	108,082	—	15,959,917
Stacey Epstein(5)	2022	380,000	—	1,999,972	—	33,534	2,622(9)	2,416,128
Chief Marketing Officer	2021	306,679	—	17,476,360	—	132,519	1,493(9)	17,917,051
Srinivasagopalan Ramamurthy(6)	2022	403,750	—	5,999,970	—	37,479	4,902(9)	6,446,101
Chief Product Officer	2021	365,000	—	6,038,025	—	172,571	1,596(9)	6,577,192
José Morales(7)	2022	370,529	—	3,999,980(8)	—	78,904	110,434(10)	4,559,847
Former Chief Revenue Officer	2021	400,000	—	—	—	383,200	1,596(9)	784,796
	2020	87,015	—	20,351,136	—	88,767	—	20,526,918
________________

(1)    The amounts disclosed represent the aggregate grant date fair value of the restricted stock units and stock options granted to our named executive officers during the relevant fiscal years under our 2011 Plan, 2021 Plan and our Inducement Plan, computed in accordance with FASB ASC 718. The assumptions used in calculating the grant date fair value of the equity awards are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. These amounts do not reflect the actual economic value that will be realized by the named executive officers upon the vesting of the restricted stock units or exercise of the stock options, as applicable, or the sale of any common stock underlying such restricted stock units or stock options. Because Mr. Mathrubootham’s 2021 performance-based restricted stock unit award is subject to price per share requirements, the grant date fair value disclosed was based upon the probable outcome of such performance conditions using a Monte-Carlo simulation model. As a result, the amount disclosed does not necessarily correspond to the actual value that may be recognized by Mr. Mathrubootham. The value of Mr. Mathrubootham’s performance-based restricted stock unit award on the grant date assuming the highest level of performance conditions will be achieved was $204,917,400, which is based on maximum vesting of the award multiplied by the closing price of our Class A common stock on the grant date. For additional information regarding the specific terms of the Mr. Mathrubootham’s performance-based restricted stock unit award, see the “Equity-Based Incentive Awards—Rathna Girish Mathrubootham” below.
(2)    The amounts disclosed represent the bonus amounts paid to the applicable named executive officers as advance payouts under our Bonus Plan in 2022 and amounts earned under our cash incentive bonus plan in 2021 and 2020. As further described above under “Compensation Discussion and Analysis—Elements of Our 2022 Executive Compensation Program—Performance Bonuses,” we did not meet our annual Net New ARR target under the Bonus Plan in 2022, and these advance payouts were eligible to be recouped. Our board of directors exercised discretion to waive such recoupment, but Mr. Mathrubootham declined the recoupment waiver.
(3)    Mr. Woodside was hired as our President in September 2022 and as such was not a named executive officer for fiscal year 2020 or 2021. His annualized base salary as of December 31, 2022 was $500,000.
(4)    Mr. Sloat was hired as our Chief Financial Officer in April 2020. His annualized base salary as of December 31, 2020 was $400,000.
(5)    Ms. Epstein was hired as our Chief Marketing Officer in March 2021 and as such was not a named executive officer for fiscal year 2020. Her annualized base salary as of December 31, 2021 was $380,000.
(6)    Mr. Ramamurthy was not a named executive officer for fiscal year 2020.
(7)    Mr. Morales was hired as our Chief Revenue Officer in October 2020. His annualized base salary as of December 31, 2020 was $400,000. Mr. Morales’ employment with us ended in November 2022. His annualized base salary for fiscal year 2022 was $425,000.
(8)    An aggregate of 165,106 shares subject to RSUs granted to Mr. Morales in fiscal year 2022 were forfeited upon his departure in November 2022.
(9)    Represents life insurance premiums paid on behalf of the named executive officers.
(10)    Includes (i) $48,221, representing continued payment of his base salary during 2022, which payments shall continue for six months following his termination date, (ii) $2,866, representing payment of the cost of COBRA continuation coverage under our group health plans for December 2022, which payments shall continue for up to six months following his termination date, (iii) $57,055, representing the pro-rated portion of his target annual performance bonus for 2022, paid in one lump sum in November 2022, and (iv) $2,292 of life insurance premiums paid on behalf of Mr. Morales. Excludes $3,064,992, representing accelerated vesting of time-based requirements for equity awards held by Mr. Morales as of his termination date as to the number of shares that would have vested during the six-month period following his termination date. For additional information, see “—Potential Payments Upon Termination or Change in Control” below.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(3) ($)
		Threshold ($)	Target ($)	Max ($)	Threshold ($)	Target ($)	Max ($)
Rathna Girish Mathrubootham	April 1, 2022	—	—	—	—	500,000	875,000	—	—	—	—
Dennis Woodside	September 1, 2022	—	—	—	—	—	—	1,732,501	—	—	23,180,863
	September 1, 2022	—	—	—	—	—	—		1,815,980	13.61	14,999,995
	September 1, 2022	—	—	—	—	500,000	875,000	—	—	—	—
Tyler Sloat	April 1, 2022	—	—	—	—	280,000	490,000	—	—	—	—
	May 1, 2022	—	—	—	—	—	—	275,178	—	—	4,999,984
Stacey Epstein	April 1, 2022	—	—	—	—	220,000	385,000	—	—	—	—
	May 1, 2022	—	—	—	—	—	—	110,070	—	—	1,999,972
Srinivasagopalan Ramamurthy	April 1, 2022	—	—	—	—	285,000	498,750	—	—	—	—
	May 1, 2022	—	—	—	—	—	—	330,213	—	—	5,999,970
José Morales(4)	April 1, 2022	—	—	—	—	425,000	743,750	—	—	—
	May 1, 2022	—	—	—	—	—	—	220,142	—	—	3,999,980
________________

(1)    Represents annual cash bonus target opportunity pursuant to our annual discretionary cash performance-based bonus program, the terms of which are summarized under “Compensation Discussion and Analysis—Elements of Our 2022 Executive Compensation Program” above and do not represent actual compensation earned by our named executive officers for the year ended December 31, 2022. For the actual amounts paid to each of the other named executive officers, see the “Summary Compensation Table” above and the applicable footnotes.
(2)    Shares reported represent awards of RSUs and options granted pursuant to our 2021 Plan and Inducement Plan. Each award is subject to service-based vesting criteria described in the footnotes to the table below titled “Outstanding Equity Awards as of December 31, 2022,” except as otherwise indicated in the footnotes to this table.
(3)    The amounts disclosed represent the aggregate grant date fair value of the RSUs and options granted under our 2021 Plan and Inducement Plan, computed in accordance with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in calculating the grant date fair value of the RSUs and options are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. This amount does not reflect the actual economic value that may be realized by each named executive officer.
(4)    An aggregate of 165,106 shares subject to RSUs granted to Mr. Morales in fiscal year 2022 were forfeited upon his departure in November 2022.

Outstanding Equity Awards as of December 31, 2022
The following table presents the outstanding equity incentive plan awards held by each named executive officer as of December 31, 2022.

Name	Grant Date	Vesting Commencement Date	Option Awards(1)					Stock Awards(1)
			Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Rathna Girish Mathrubootham	May 17, 2019(3)	December 31, 2019	—	—	—	—	—	41,600	611,936
	August 26, 2020(4)	July 1, 2020	—	—	—	—	—	675,000	9,929,250	—	—
	September 12, 2021(5)	September 12, 2021	—	—	—	—	—	—	—	6,000,000	88,260,000
	September 12, 2021(6)	November 1, 2021	—	—	—	—	—	2,250,000	33,097,500	—	—
Dennis Woodside	September 1, 2022(7)	September 1, 2022	—	1,815,980	—	13.61	August 31,2032	—	—	—	—
	September 1, 2022(8)	September 1, 2022	—	—	—	—	—	1,732,501	25,485,090	—	—
Tyler Sloat	May 15, 2020(9)	April 13, 2020	—	—	—	—	—	750,000	11,032,500	—	—
	May 1, 2022(6)	May 1, 2022						192,626	2,833,528	—	—
	May 1, 2022(10)	May 1, 2022						55,035	809,565	—	—
Stacey Epstein	April 12, 2021(7)	March 10, 2021	—	—	—	—	—	618,750	9,101,813	—	—
	May 1, 2022(6)	May 1, 2022						72,234	1,062,562	—	—
	May 1, 2022(10)	May 1, 2022						27,517	404,775	—	—
Srinivasagopalan Ramamurthy	March 3, 2020(4)	October 9, 2019	—	—	—	—	—	288,460	4,243,247	—	—
	May 17, 2021(6)	April 1, 2021	—	—	—	—	—	218,750	3,217,813	—	—
	May 1, 2022(6)	May 1, 2022	—	—	—	—	—	240,781	3,541,889	—	—
	May 1, 2022(10)	May 1, 2022	—	—	—	—	—	55,035	809,565	—	—
José Morales(11)	—	—	—	—	—	—	—	—	—	—	—
________________

(1)     All of the equity awards listed in this table were granted under our 2011 Plan, our 2021 Plan or our Inducement Plan, the terms of which plans are described below under “—Employee Benefit and Stock Plans.”
(2)    Except as otherwise noted, all options were granted with a per share exercise price equal to the fair market value of one share of our Class A common stock on the grant date, as determined in good faith by our board of directors or compensation committee, as applicable.
(3)    All of the shares subject to the restricted stock unit award were subject to a performance requirement that the Company achieve total ARR of $218 million on or before December 31, 2019, which requirement was met. The shares are also subject to time-based vesting, with 1/4th of the shares subject to the performance restricted stock unit vesting on the first anniversary of the vesting commencement date, and thereafter 1/8th of the shares subject to the performance restricted stock unit vesting every six months over 36 months subject to Mr. Mathrubootham’s continued service with us as of each such date.
(4)    1/4th of the shares subject to the restricted stock unit award vest on the first anniversary of the vesting commencement date, and thereafter 1/8th of the shares subject to the restricted stock unit vest every six months over 36 months, subject to the executive officer’s continued service with us as of each such date.
(5)    The restricted stock unit award subject to performance requirements is divided into five equal tranches that may be earned over a period of approximately seven years, subject to both (a) Mr. Mathrubootham’s continued service with us through the dates specified and (b) Freshworks’ achievement of a specified price per share, as described below under “—Equity Based Incentive Awards—Rathna Girish Mathrubootham.” The number of shares subject to the award assumes target achievement of all five tranches.
(6)    The shares subject to the restricted stock unit award will vest in equal quarterly installments over four years, subject to the executive officer’s continued service with us as of each such date.
(7)    1/4th of the shares subject to the option grants vest on the first anniversary of the vesting commencement date, and the remaining shares will vest in equal quarterly installments thereafter, subject to Mr. Woodside’s continued service with us as of each such date.
(8)    1/4th of the shares subject to the restricted stock unit award vest on the first anniversary of the vesting commencement date, and the remaining shares will vest in equal quarterly installments thereafter, subject to the executive officer’s continued service with us as of each such date.
(9)    1/4th of the shares subject to the restricted stock unit award vest on the first anniversary of the vesting commencement date, and the remaining shares will vest in equal monthly installments thereafter for 36 months, subject to the executive officer’s continued service with us as of each such date.
(10)    1/4th of the shares subject to the restricted stock unit award vest on each annual anniversary of the vesting commencement date, subject to the executive officer’s continued service with us as of each such date.

(11)    Mr. Morales’ employment with us ended in November 2022 and he had no outstanding equity awards as of December 31, 2022.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Rathna Girish Mathrubootham	—	—	1,149,890	18,193,910
Dennis Woodside	—	—	—	—
Tyler Sloat	—	—	1,077,517	18,121,431
Stacey Epstein	—	—	491,569	7,907,522
Srinivasagopalan Ramamurthy	—	—	730,267	12,062,836
José Morales	—	—	694,134(2)	10,653,263
________________

(1)    The value realized on vesting is determined by multiplying the number of vested RSUs by the closing price of our Class A common stock on the vesting date. The value realized on vesting does not reflect the actual value received by each named executive officer because a portion of the shares reflected in the table above were withheld by us to satisfy the named executive officer’s tax withholding obligations.
(2)    Includes 218,928 shares acquired upon the acceleration of vesting of RSUs held by Mr. Morales in connection with his departure in November 2022.

Cash Incentive Plan
In addition to base salaries, our named executive officers are eligible to receive performance-based cash bonuses pursuant to our Bonus Plan, which is designed to provide appropriate incentives to our executives to achieve defined performance goals. Under our Bonus Plan, our board of directors or compensation committee establishes specified performance periods during which participants, including our named executive officers, are eligible to earn a performance-based cash bonus based on achievement of performance goals established by our board of directors or compensation committee.
Equity-Based Incentive Awards
During the fiscal year ended December 31, 2022, we have granted restricted stock units to each of our named executive officers, other than Mr. Mathrubootham, pursuant to the 2021 Plan or the Inducement Plan, the terms of which are described below.
Rathna Girish Mathrubootham
Mr. Mathrubootham did not receive any additional equity-based incentive awards in 2022.
Dennis Woodside
In August 2022, our board of directors granted Mr. Woodside the following equity awards, in each case effective as of September 1, 2022: (1) a restricted stock unit award for 1,732,501 shares of our Class A common stock and (2) stock option awards to purchase up to 1,815,980 shares of our Class A common stock. Each of the equity awards will vest over a four-year schedule with 25% of the shares subject to the award vesting on the first anniversary of the grant date and the remaining 75% of the shares vesting in equal quarterly installments thereafter, subject to Mr. Woodside’s continued service with us as of each such vesting date.
Other than a small portion of incentive stock options granted under our 2021 Plan, the equity awards granted to Mr. Woodside upon the commencement of his employment were granted under our Inducement Plan, which was adopted by the compensation committee of our board of directors under an exception to the Nasdaq listing standards’ stockholder approval requirement for the issuance of securities with regard to grants to our employees or employees of our subsidiaries as an inducement material to such individuals entering into employment with us or our subsidiaries.

Tyler Sloat
In April 2022, our board of directors granted Mr. Sloat the following equity awards, in each case effective as of May 1, 2022: (1) a restricted stock unit award for 220,143 shares of our Class A common stock, which shall vest in equal quarterly installments over four years following May 1, 2022, subject to Mr. Sloat’s continued service as of each such date, and (2) a restricted stock unit award for 55,035 shares of our Class A common stock, which shall vest in equal annual installments over four years following May 1, 2022, subject to Mr. Sloat’s continued service as of each such date.
Stacey Epstein
In April 2022, our board of directors granted Ms. Epstein the following equity awards, in each case effective as of May 1, 2022: (1) a restricted stock unit award for 82,553 shares of our Class A common stock, which shall vest in equal quarterly installments over four years following May 1, 2022, subject to Ms. Epstein’s continued service as of each such date, and (2) a restricted stock unit award for 27,517 shares of our Class A common stock, which shall vest in equal annual installments over four years following May 1, 2022, subject to Ms. Epstein’s continued service as of each such date.
Srinivasagopalan Ramamurthy
In April 2022, our board of directors granted Mr. Ramamurthy the following equity awards, in each case effective as of May 1, 2022: (1) a restricted stock unit award for 275,178 shares of our Class A common stock, which shall vest in equal quarterly installments over four years following May 1, 2022, subject to Mr. Ramamurthy’s continued service as of each such date, and (2) a restricted stock unit award for 55,035 shares of our Class A common stock, which shall vest in equal annual installments over four years following May 1, 2022, subject to Mr. Ramamurthy’s continued service as of each such date.
José Morales
In April 2022, our board of directors granted Mr. Morales the following equity awards, in each case effective as of May 1, 2022: (1) a restricted stock unit award for 192,625 shares of our Class A common stock, which shall vest in equal quarterly installments over four years following May 1, 2022, subject to Mr. Morales’s continued service as of each such date, and (2) a restricted stock unit award for 27,517 shares of our Class A common stock, which shall vest in equal annual installments over four years following May 1, 2022, subject to Mr. Morales’s continued service as of each such date. Mr. Morales left the Company effective November 18, 2022.
Employment Arrangements
In August 2021, we entered into confirmatory offer letter agreements setting forth the terms and conditions of employment for each of our named executive officers (other than Mr. Woodside, who joined us in September 2022). In August 2022, we entered into an offer letter agreement with Mr. Woodside setting forth the terms and conditions of his employment as described below. These agreements provide for at-will employment. In addition, each of our named executive officers has executed our standard form of confidential information and inventions assignment agreement. For a discussion of the severance pay and other benefits to be provided in connection with a termination of employment or a change in control under the arrangements with our named executive officers, see “—Potential Payments Upon Termination or Change in Control” below.
Potential Payments upon Termination or Change in Control

Name	Termination Without Cause or Resignation for Good Reason without a Change of Control:		Termination without Cause with a Change of Control:		Resignation for Good Reason with a Change of Control:
	Equity Acceleration(1) ($)	Cash Severance ($)	Equity Acceleration(1) ($)	Cash Severance ($)	Equity Acceleration(1) ($)	Cash Severance ($)
Rathna Girish Mathrubootham	8,304,531(2)	1,000,000(2)	43,638,686(3)	1,500,000(3)	43,638,686(3)	1,500,000(3)
Dennis Woodside	—(2)	1,000,000 (2)	27,482,668(3)	1,500,000(3)	27,482,668(3)	1,500,000(3)
Tyler Sloat	4,744,372(4)	490,000 (4)	14,675,593(5)	700,000 (5)	9,286,349(6)	350,000(6)
Stacey Epstein	2,275,622(4)	410,000(4)	10,569,150 (5)	600,000(5)	4,450,040(6)	300,000(6)
Srinivasagopalan Ramamurthy	3,473,561(4)	492,500(4)	11,812,512(5)	700,000 (5)	6,744,726(6)	350,000(6)

________________

(1)    The value of stock option and RSU award vesting acceleration is based on the closing price of $14.71 per share of our Class A common stock as of December 30, 2022 (the last business day of the fiscal year ended December 31, 2022), minus, in the case of stock options, the exercise price of the unvested stock options subject to acceleration.
(2)    Pursuant to each of Mr. Mathrubootham and Mr. Woodside’s respective offer letter agreements, in the event that Mr. Mathrubootham or Mr. Woodside’s employment is terminated, other than during the period commencing three months prior to or ending 12 months following the effective date of a “change in control” (change in control period), by us without “cause” or by Mr. Mathrubootham or Mr. Woodside for “good reason” (each, as defined in Mr. Mathrubootham and Mr. Woodside’s offer letter agreement, respectively), and subject to their delivery to us of a general release of claims in a form acceptable to us, they will be entitled to continued payment of their base salary for 12 months after their termination date, payment of the cost of COBRA continuation coverage under our group health plans for up to 12 months following their termination date, an amount equal to a pro-rata portion of their target annual performance bonus for the year in which his termination date occurs, and accelerated vesting of time-based requirements for equity awards held by Mr. Mathrubootham or Mr. Woodside as of his termination date as to the number of shares that would have vested during the six-month period following their termination date.
(3)    In the event that Mr. Mathrubootham or Mr. Woodside’s employment is terminated by us without cause or by Mr. Mathrubootham or Mr. Woodside for good reason, in either case, during the change in control period, and subject to their delivery to us of a general release of claims in a form acceptable to us, they will be entitled to continued payment of their base salary for 18 months after their termination date, payment of the cost of COBRA continuation coverage under our group health plans for up to 18 months following their termination date, an amount equal to 150% of their target annual performance bonus for the year in which their termination date occurs, and accelerated vesting of all time-based requirements for equity awards held by Mr. Mathrubootham or Mr. Woodside as of their termination date, respectively.
(4)    Pursuant to each of Mr. Sloat, Ms. Epstein and Mr. Ramamurthy’s respective offer letter agreements, in the event that Mr. Sloat, Ms. Epstein or Mr. Ramamurthy’s employment is terminated, other than during a change in control period, by us without “cause” (as defined in Mr. Sloat, Ms. Epstein and Mr. Ramamurthy’s offer letter agreement, respectively), and subject to their delivery to us of a general release of claims in a form acceptable to us, they will be entitled to continued payment of their base salary for six months after their termination date, payment of the cost of COBRA continuation coverage under our group health plans for up to six months following their termination date, an amount equal to a pro-rata portion of their target annual performance bonus for the year in which their termination date occurs, and accelerated vesting of time-based requirements for equity awards held by Mr. Sloat, Ms. Epstein or Mr. Ramamurthy as of their termination date as to the number of shares that would have vested during the six-month period following their termination date.
(5)    In the event that Mr. Sloat, Ms. Epstein or Mr. Ramamurthy’s employment is terminated by us without cause during the change in control period, and subject to their delivery to us of a general release of claims in a form acceptable to us, they will be entitled to continued payment of their base salary for 12 months after their termination date, payment of the cost of COBRA continuation coverage under our group health plans for up to 12 months following their termination date, an amount equal to 100% of their target annual performance bonus for the year in which their termination occurs, and accelerated vesting of time-based requirements for equity awards held by Mr. Sloat, Ms. Epstein or Mr. Ramamurthy as of their termination date, respectively.
(6)    In the event that Mr. Sloat, Ms. Epstein or Mr. Ramamurthy’s employment is terminated by Mr. Sloat, Ms. Epstein or Mr. Ramamurthy, respectively, for “good reason” (as defined in their respective offer letter agreements) during the change in control period, and subject to their delivery to us of a general release of claims in a form acceptable to us, they will be entitled to continued payment of their base salary for six months after their termination date, payment of the cost of COBRA continuation coverage under our group health plans for up to six months following their termination date, an amount equal to 50% of their target annual performance bonus for the year in which their termination date occurs, and accelerated vesting of time-based requirements for equity awards held by Mr. Sloat, Ms. Epstein or Mr. Ramamurthy as of their termination date as to the number of shares that would have vested during the 12-month period following their termination date.

In addition, Mr. Morales’ employment with us ended in November 2022. Actual payments and benefits provided to Mr. Morales in 2022 in connection with his departure equaled $3,173,134, including (i) $48,221, representing continued payment of his base salary during 2022, which payments shall continue for six months following his termination date, (ii) $2,866, representing payment of the cost of COBRA continuation coverage under our group health plans for December 2022, which payments shall continue for up to six months following his termination date, (iii) $57,055, representing the pro-rated portion of his target annual performance bonus for 2022, paid in one lump sum in November 2022, and (iv) $3,064,992 representing accelerated vesting of time-based requirements for equity awards held by Mr. Morales as of his termination date as to the number of shares that would have vested during the six-month period following his termination date.
Each of our named executive officers’ respective offer letter agreements also provide that if any benefits payable to them thereunder or otherwise would constitute “parachute payments” within the meaning of Section 280G of the Code, then such benefits will be reduced if such reduction will provide such named executive officer with a greater net after-tax benefit than would no reduction.
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the company. For further information concerning our variable pay-for-performance philosophy and how we align executive compensation with our performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

Year(1)	Summary Compensation Table Total for PEO(2)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for Non-PEO NEOs(4)	Average Compensation Actually Paid to Non-PEO NEOs(5)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (millions)(8)	Non-GAAP Operating Margin(9)
					Total Shareholder Return(6)	Peer Group Total Shareholder Return(7)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$516,611	$(96,749,821)	$11,446,469	$(1,829,320)	$31	$80	$(232.1)	(4.5)%
2021	$234,027,721	$241,534,679	$12,247,122	$27,731,839	$55	$113	$(192.0)	(4.9)%
________________

(1)    We were not a reporting company pursuant to Section 13(a) or Section 15(d) of the Exchange Act prior to 2021, and as such, we have not included any information in this table for 2020.
(2)    The dollar amounts reported in column (b) are the amounts of total compensation reported for our principal executive officer (“PEO”) Mr. Mathrubootham for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Summary Compensation Table.”
(3)    The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Mathrubootham, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Mathrubootham during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Mathrubootham’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Compensation Actually Paid to PEO
2022	$516,611	—	$(97,266,432)	$(96,749,821)
2021	$234,027,721	$(233,414,700)	$240,921,658	$241,534,679

(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2022	—	$(85,264,230)	—	$(12,002,202)	—	—	$(97,266,432)
2021	$165,396,000	$10,986,262	—	$64,539,396	—	—	$240,921,658

(4)    The dollar amounts reported in column (d) represent the average of the amounts reported for our named executive officers (“NEOs”) as a group (excluding Mr. Mathrubootham, who has served as our CEO since 2010) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Mathrubootham) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Dennis Woodside, Tyler Sloat, Stacey Epstein, Srinivasagopalan Ramamurthy and José Morales; and (ii) for 2021, Stacey Epstein and Srinivasagopalan Ramamurthy.
(5)    The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Mathrubootham), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Mathrubootham) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Mathrubootham) for each year to determine the compensation actually paid, using the same methodology described above in footnote 3:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments(a)	Average Compensation Actually Paid to Non-PEO NEOs
2022	$11,446,469	$(11,036,153)	$(2,239,636)	$(1,829,320)
2021	$12,247,122	$(11,757,193)	$27,241,910	$27,731,839
(a)The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2022	$10,359,854	$(4,333,468)	$343,159	$(5,647,525)	$(2,961,655)	—	$(2,239,636)
2021	$19,038,500	$4,197,154	—	$4,006,256	—	—	$27,241,910

(6)    Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our share price at the end and the beginning of the measurement period by our share price at the beginning of the measurement period. For purposes of the Company’s 2021 cumulative TSR, the measurement period begins on the date that the Company became a reporting company in 2021.
(7)    Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the S&P 500 Information Technology Sector.
(8)    The dollar amounts reported represent the amount of net income (loss) reflected in our audited financial statements for the applicable year.
(9)    Non-GAAP Operating Margin is a non-GAAP financial measure, which represents the GAAP income (loss) from operations as a percentage of total revenue, excluding the impact of stock-based compensation, amortization of acquired intangibles and acquisition related expenses.

Financial Performance Measures
As described in greater detail above in the “Compensation Discussion and Analysis,” our executive compensation program reflects a variable pay-for-performance philosophy. The metrics that we use for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our named executive officers to increase the value of our enterprise for our stockholders. The most important financial performance measures used by us to link executive compensation actually paid to our named executive officers, for the most recently completed fiscal year, to our performance are as follows:
•Non-GAAP Operating Margin, with respect to compensation paid to all named executive officers; and
•Stock Price, with respect to the multi-year PRSU award granted to Mr. Mathrubootham, which is described in greater detail above under the heading “Multi-year Grants to Mr. Mathrubootham” in the “Compensation Discussion and Analysis.”
Relationship Disclosure
In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Relationship Between Compensation Actually Paid, Freshworks Cumulative TSR and Peer Group Cumulative TSR
The following graph sets forth the relationship between Compensation Actually Paid to our PEO, the average Compensation Actually Paid to our other NEOs, and the Company’s cumulative TSR and cumulative TSR of the S&P 500 Information Technology Sector peer group over the two most recently completed fiscal years.

Compensation Actually Paid Versus Total Shareholder Return
Compensation Actually Paid ($M)
$250
$200
$150
$100
$50
$0
($50)
($100)
Total Shareholder Return:
Value of $100 Investment from 22-September-2021
(date of Freshworks Inc.'s initial public offering)
$120
$105
$90
$75
$60
$45
$30
$15
$0
2021
2022
Compensation Actually Paid: PEO ($M)
Compensation Actually Paid: NEOs ($M)
Total Shareholder Return: Freshworks Inc.
Total Shareholder Return: S&P 500 IT

Relationship Between Compensation Actually Paid and Net Income (Loss)
The following graph sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and the Company’s net income (loss) over the two most recently completed fiscal years.

Compensation Actually Paid Versus Net Income (Loss)
Compensation Actually Paid ($M)
Net Income (Loss) ($M)
$250
$200
$150
$100
$50
$0
($50)
($100)
($150)
($175)
($200)
($225)
($250)
2021
2022
Compensation Actually Paid: PEO ($M)
Compensation Actually Paid: NEOs ($M)
Net Income (Loss) ($M)

Relationship Between Compensation Actually Paid and Non-GAAP Operating Margin
The following graph sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and the Company’s Non-GAAP Operating Margin over the two most recently completed fiscal years.

Compensation Actually Paid Versus Non-GAAP Operating Margin
Compensation Actually Paid ($M)
Non-GAAP Operating Margin (%)
$250
$200
$150
$100
$50
$0
($50)
($100)
0%
-1%
-2%
-3%
-4%
-5%
-6%
-7%
2021
2022
Compensation Actually Paid: PEO ($M)
Compensation Actually Paid: NEOs ($M)
Non-GAAP Operating Margin

All information provided above under the “Pay Versus Performance Table” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2022.

Plan Category	Class of Common Stock	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	Class A(1)	10,121,978(2)	$13.61(3)	60,549,235(4)(5)
	Class B(6)	21,379,744	$0.27(3)	—
Equity compensation plans not approved by security holders	Class A(7)	3,509,281	$13.61	6,490,719
Total:	Class A and Class B	35,011,003		67,039,954
________________

(1)    Includes our 2011 Plan, our 2021 Plan, and our 2021 Employee Stock Purchase Plan ("ESPP”).
(2)    Includes our 2021 Plan, but does not include future rights to purchase Class A common stock under our ESPP, which depend on a number of factors described in our ESPP and will not be determined until the end of the applicable purchase period.
(3)    The weighted-average exercise price excludes any outstanding RSUs, which have no exercise price.
(4)    Includes our 2021 Plan and our ESPP. Stock options, RSUs, or other stock awards granted under the 2011 Plan that are forfeited, terminated, expired, or repurchased become available for issuance under the 2021 Plan.
(5)    The 2021 Plan provides that the total number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on January 1st of each fiscal year for a period of up to ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to (i) 5% of the total number of shares of Class A and Class B common stock outstanding on December 31st of the preceding fiscal year, or (ii) a lesser number of shares determined by our board of directors prior to January 1st of a given fiscal year. In addition, our ESPP provides that the total number of shares reserved for issuance thereunder will automatically increase on January 1st each year, starting on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (a) one percent (1%) of the total number of shares of Class A and Class B common stock outstanding on December 31st of the preceding calendar year, (b) 13,000,000 shares of our Class A common stock, or (c) a lesser number determined by our board of directors prior to the applicable January 1st. Accordingly, on January 1, 2023, the number of shares of Class A common stock available for issuance under our 2021 Plan and our ESPP increased by 14,454,597 shares and 2,890,919 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.
(6)    Includes our 2011 Plan.
(7)    Includes our Inducement Plan. In August 2022, the compensation committee of our board of directors adopted the Inducement Plan, to be used exclusively for grants of equity-based awards to individuals who were not previously our employees or directors, as an inducement material to the individual’s entry into employment with us within the meaning of Rule 5635(c)(4) of the Nasdaq Marketplace Rules. The Inducement Plan provides for the grant of equity-based awards in the form of nonstatutory stock options, stock appreciation rights, restricted stock awards, RSU awards, performance awards, and other awards. The Inducement Plan was adopted by us without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Marketplace Rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the ownership of our common stock as of March 31, 2023 by:
•each named executive officer;
•each of our directors;
•our directors and executive officers as a group; and
•each person known by us to own beneficially more than 5% of our Class A or Class B common stock.
We have determined beneficial ownership in accordance with SEC rules and regulations, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws.
We have based percentage ownership on 167,518,238 shares of Class A common stock and 123,016,745 shares of Class B common stock outstanding as of March 31, 2023. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to stock awards held by that person that are issuable upon settlement of RSUs within 60 days of March 31, 2023. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.
Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Freshworks Inc. 2950 S. Delaware Street, Suite 201, San Mateo, CA 94403.

Name of Beneficial Owner	Class A Common Stock		Class B Common Stock		% of Total Voting Power (1)
	Shares	%	Shares	%
Principal stockholders
Rathna Girish Mathrubootham(2)	—	*	14,644,360	11.89%	10.46%
Entities affiliated with Accel funds(3)	3,426,791	2.05%	56,793,280	46.17%	40.88%
Entities affiliated with Sequoia funds(4)	5,482,075	3.27%	30,631,270	24.90%	22.31%
Entities affiliated with Capital G LP (5)	4,035,595	2.41%	16,602,096	13.50%	12.17%
Entities affiliated with Vanguard Group Inc.(6)	14,155,299	8.45%	—	*	1.01%
Entities affiliated with WestBridge Crossover Fund, LLC(7)	16,512,210	9.86%	—	*	1.18%

Directors and named executive officers
Rathna Girish Mathrubootham(2)	—	*	14,644,360	11.89%	10.46%
Dennis Woodside	—	*	—	*	*
Tyler Sloat(8)	50,598	*	852,517	*	*
Stacey Epstein(9)	15,024	*	65,091	*	*
Srinivasagopalan Ramamurthy(10)	55,387	*	627,926	*	*
José Morales(11)	272,367	*	—	*	*
Roxanne S. Austin(12)	5,430	*	275,000	*	*
Johanna Flower(13)	3,030	*	136,430	*	*
Sameer Gandhi(14) (3)	3,532,564	2.11%	56,793,280	46.17%	40.89%
Randy Gottfried(15)	—	*	180,000	*	*
Zachary Nelson(16)	1,030	*	56,726	*	*
Barry Padgett(17)	1,952	*	46,875	*	*
Jennifer Taylor(18)	2,714	*	103,145	*	*
All directors and executive officers as a group (12 persons)	3,667,729	2.19%	73,781,350	59.71%	52.84%
________________

*    Represents beneficial ownership of less than 1%.
(1)    Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class. Each share of Class A common stock will be entitled to one vote per share, and each share of Class B common stock will be entitled to 10 votes per share. Our Class A common stock and Class B common stock will vote together on all matters (including the election of directors) submitted to a vote of stockholders, except under limited circumstances.
(2)    Consists of (i) 14,456,860 shares of Class B common stock held by Mr. Mathrubootham and (ii) 187,500 shares of Class B common stock issuable upon vesting of restricted stock units within 60 days of March 31, 2023.
(3)    Consists of (i) 3,112,212 shares of Class A Common Stock directly owned by Accel Leaders 3 L.P., (ii) 128,846 shares of Class A Common Stock directly owned by Accel Leaders 3 Entrepreneurs L.P., (iii) 185,733 shares of Class A Common Stock directly owned by Accel Leaders 3 Investors (2020) L.P., (iv) 23,208,940 shares of Class B Common Stock directly owned by Accel Growth FII (Mauritius) Ltd., (v) 3,660,560 shares of Class B Common Stock directly owned by Accel Leaders Holdings (Mauritius) Ltd. (vi) 3,758,740 shares of Class B Common Stock directly owned by Accel Leaders II Holdings (Mauritius) Ltd., (vii) 25,500,000 shares of Class B Common Stock directly owned by Accel India III (Mauritius) Ltd., and (viii) 665,040 shares of Class B Common Stock directly owned by Accel India IV (Mauritius) Ltd. Accel Leaders 3 GP Associates L.L.C. (“ALF3A”) is the general partner of Accel Leaders 3 Associates L.P., which is the general partner of both of Accel Leaders 3 L.P. and Accel Leaders 3 Entrepreneurs L.P., and has the sole voting and investment power with respect to the shares held by such funds. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, Tracy L.

Sedlock, Ryan J. Sweeney and Richard P. Wong are the directors of ALF3A and share such powers. ALF3A is the General Partner of Accel Leaders 3 Investors (2020) L.P. and has the sole voting and investment power with respect to the shares held by the fund. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, Tracy L. Sedlock, Ryan J. Sweeney and Richard P. Wong are the directors of Accel Leaders 3 GP Associates L.L.C. and share such powers. Sameer Gandhi, Clarence Don Clay Jr., Suzanne Gujadhur and Aslam Koomar are the directors of Accel India III (Mauritius) Ltd, Accel India IV (Mauritius) Ltd., Accel Growth FII (Mauritius) Ltd., Accel Leaders II Holdings (Mauritius) Ltd. and Accel Leaders Holdings (Mauritius) Ltd. and share voting and investment powers with respect to the shares held by such funds The address of the foregoing Accel entities is 500 University Avenue, Palo Alto, California, 94301.
(4)     The indicated ownership is based exclusively on a Schedule 13D/A filed with the SEC by the reporting person on November 14, 2022. Consists of (i) 2,596,772 shares of Class A common stock held of record by SCI Growth Investments III-1; (ii) 2,885,303 shares of Class A common stock held of record by Sequoia Capital Global Growth Fund III - Endurance Partners, L.P. (“SC GGF III”); (iii) 18,597,350 shares of Class B common stock held of record by SC GGF III; and (iv) 12,033,920 shares of Class B common stock held of record by SCI Investments V. Sequoia Capital India Growth Fund III Ltd. and SC India Principals Growth Fund III Ltd. are the sole shareholders of SCI Growth Investments III-1. Voting and investment discretion with respect to the shares held by SCI Growth Investments III-1 is exercised by the board of directors of SCI Growth Investments III-1. SC US (TTGP), Ltd. is the general partner of SCGGF III – Endurance Partners Management, L.P., which is the general partner of SC GG FIII. As a result, SC US (TTGP), Ltd. and SCGGF III – Endurance Partners Management, L.P. may be deemed to share voting and dispositive power with respect to the shares held by SC GGF III. The directors and stockholders of SC US (TTGP), Ltd. who exercise voting and investment discretion with respect to SC GGF III are Messrs. Douglas M. Leone and Roelof Botha. As a result, and by virtue of the relationships described in this paragraph, each such person may be deemed to share voting and dispositive power with respect to the shares held by SC GGF III. Messrs. Botha and Leone, together SC GGF III, SCGGF III – Endurance Partners Management, L.P. and SC US (TTGP), Ltd., are collectively referred to as Sequoia Capital Global Growth. Sequoia Capital India V Ltd. and SC India Principals Fund V Ltd are the sole shareholders of SCI Investments V. Voting and investment discretion with respect to the shares held by SCI Investments V is exercised by the board of directors of SCI Investments V. Sequoia Capital India V Ltd. and SC India Principals Fund V Ltd, together with SCI Investments V, are collectively referred to as Sequoia Capital India. The address for each of the Sequoia Capital India entities is SANNE House, Bank Street, TwentyEight CyberCity, Ebène 72201, Republic of Mauritius, and the address for each of the Sequoia Capital Global Growth entities is 2800 Sand Hill Road, Suite 101, Menlo Park, CA 94025.
(5)    Consists of (i) 2,094,204 shares of Class A common stock and 5,264,086 shares of Class B common stock held by CapitalG 2013 LP, (ii) 7,579,270 shares of Class B common stock held by CapitalG 2014 LP, (iii) 1,941,391 shares of Class A common stock held by CapitalG LP and (iv) 3,758,740 shares of Class B common stock held by CapitalG II LP. CapitalG 2013 GP LLC, the general partner of CapitalG 2013 LP, may be deemed to have sole voting and dispositive power with respect to the shares held by CapitalG 2013 LP. CapitalG 2014 GP LLC, the general partner of CapitalG 2014 LP, may be deemed to have sole voting and dispositive power with respect to the shares held by CapitalG 2014 LP. CapitalG GP LLC, the general partner of CapitalG LP, may be deemed to have sole voting and dispositive power with respect to the shares held by CapitalG LP. CapitalG II GP LLC, the general partner of CapitalG II LP, may be deemed to have sole voting and dispositive power with respect to the shares held by CapitalG II LP. Alphabet Holdings LLC, the managing member of each of CapitalG 2013 GP LLC, CapitalG 2014 GP LLC, CapitalG GP LLC and CapitalG II GP LLC; XXVI Holdings Inc., the managing member of Alphabet Holdings LLC, and Alphabet Inc., the controlling stockholder of XXVI Holdings Inc., may each be deemed to have sole voting and dispositive power with respect to the shares held by CapitalG 2013 LP, CapitalG 2014 LP, CapitalG LP and CapitalG II LP. Each of CapitalG 2014 LP, CapitalG 2013 LP, CapitalG II LP, CapitalG LP, CapitalG 2014 GP LLC, CapitalG 2013 GP LLC, CapitalG GP LLC, CapitalG II GP LLC, Alphabet Holdings LLC, XXVI Holdings Inc. and Alphabet Inc. disclaims beneficial ownership of these shares. The address of each of these entities 1600 Amphitheatre Parkway, Mountain View, CA 94043.
(6)    The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting person on February 9, 2023. Consists of 14,155,299 shares of Class A common stock beneficially owned by Vanguard, of which Vanguard has shared voting power with respect to 30,477 shares of Class A common stock, sole dispositive power with respect to 14,000,514 shares of Class A common stock, and shared dispositive power with respect to 154,785 shares of Class A common stock. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(7)    The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 15, 2023. Includes 16,512,210 shares of Class A common stock held directly by WestBridge Crossover Fund, LLC, over which WestBridge Crossover Fund, LLC, WestBridge Capital Management, LLC, Sumir Chadha, and Sandeep Singhal each have sole voting and dispositive power. WestBridge Capital Management, LLC is the investment manager of WestBridge Crossover Fund, LLC. Sumir Chadha and Sandeep Singhal are directors of WestBridge Capital Management, LLC. The address for WestBridge Crossover Fund, LLC is c/o Citco (Mauritius) Limited, 4th Floor, Tower A, 1 Cybercity, Ebène, Republic of Mauritius 72201. The address for WestBridge Capital Management, LLC is Apex House, Bank Street, TwentyEight, Cybercity, Ebene 72201, Republic of Mauritius. The address for Sumir Chadha is 520 S. El Camino Real, Suite 900, San Mateo, CA 94402. The address for Sandeep Singhal is 301, 3rd Floor, Campus 6A, RMZ Ecoworld, Sarjapur-Marathahalli, Outer Ring Road, Bangalore, KA 560103.
(8)    Consists of (i) 23,080 shares of Class A common stock held by Mr. Sloat, (ii) 758,767 shares of Class B common stock held by Mr. Sloat, (iii) 27,518 shares of Class A common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2023, and (iv) 93,750 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2023.
(9)    Consists of (i) 2,984 shares of Class A common stock held by Ms. Epstein, (ii) 65,091 shares of Class B common stock held by Ms. Epstein, and (iii) 12,040 shares of Class A common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2023.
(10)    Consists of (i) 24,429 shares of Class A common stock held by Mr. Ramamurthy, (ii) 461,826 of Class B common stock held by Mr. Ramamurthy, (iii) 30,958 shares of Class A common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2023, and (iv) 166,100 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2023.
(11)    Consists of 272,367 shares of Class A common stock held by Mr. Morales.
(12)    Consists of (i) 5,430 shares of Class A common stock held by Ms. Austin, (ii) 252,080 shares of Class B common stock held by Ms. Austin, and (iii) 22,920 shares of Class A common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2023.
(13)    Consists of (i) 3,030 shares of Class A common stock held by Ms. Flower, (ii) 117,670 shares of Class B common stock held by Ms. Flower, and (iii) 18,760 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2023.
(14)    Consists of (i) 4,212 shares of Class A common stock held by Mr. Gandhi, and (ii) 101,561 shares of Class A common stock held by The Potomac Trust, dated 9/21/2001, for which Mr. Gandhi serves a co-trustee. Mr. Gandhi, as co-trustee, shares voting and dispositive power of the shares held by The Potomac Trust, dated 9/21/2001.
(15)    Consists of 180,000 shares of Class B common stock held by Mr. Gottfried.
(16)    Consists of (i) 1,030 shares of Class A common stock held by Mr. Nelson, (ii) 37,976 shares of Class B common stock held by Mr. Nelson, (iii) 18,750 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2023.

(17)    Consists of (i) 1,952 shares of Class A common stock held by Mr. Padgett, (ii) 28,125 shares of Class B common stock held by Mr. Padgett, and (iii) 18,750 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2023.
(18)    Consists of (i) 2,714 shares of Class A common stock held by Ms. Taylor, (ii) 84,395 shares of Class B common stock held by Ms. Taylor, and (iii) 18,750 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2023.

Limitations of Liability and Indemnification Matters
Our amended and restated certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to the corporation or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions; or
•any transaction from which the director derived an improper personal benefit.
Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our amended and restated certificate of incorporation authorizes us to indemnify our directors, officers, employees, and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our amended and restated bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers, and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these amended and restated certificate of incorporation and amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
Related Person Transactions Policy and Procedures
We have adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related persons transactions.” For purposes of our policy only, a “related person transaction” is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, nominee for election as a director, or beneficial owner of more than 5% of any class of our common stock, including any of their immediate family members, and any entity owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where audit committee approval would be inappropriate, to another independent body of our board of directors) for consideration and approval or ratification. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy.
Certain Related-Person Transactions
Investors’ Rights Agreement
We are party to that certain amended and restated investors’ rights agreement dated December 16, 2019 (the “IRA”), with certain holders of our capital stock, including entities affiliated with Accel India III (Mauritius) Ltd., entities affiliated with CapitalG LP, and entities affiliated with Sequoia Capital Global Growth Fund III. The IRA provides these stockholders with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.
Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provides that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them. For more information regarding these agreements, see the section titled “Executive Compensation—Limitations of Liability and Indemnification Matters.”

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Freshworks stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other Annual Meeting materials, please notify your broker or Freshworks. Direct your written request to 2950 S. Delaware Street, Suite 201, San Mateo, CA 94403, Attention: Corporate Secretary. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or other Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with his or her best judgment.
April 21, 2023
We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Stockholders can also access this Proxy Statement and our Annual Report on Form 10-K at ir.freshworks.com. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 is also available without charge upon written request to us via email at AM2023@freshworks.com.

FRESHWORKS INC.
2950 SOUTH DELAWARE ST, SUITE 201
SAN MATEO, CALIFORNIA 94403

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.ProxyVote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 7, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FRSH2023**

You may attend the meeting via the Internet and vote during the meeting. Have the control number that is printed in the box below available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 7, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V10721-P92818 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

FRESHWORKS INC.

The Board of Directors recommends you vote FOR each of the following nominees:

Election of Class II Directors

Nominees:

01) Roxanne S. Austin
02) Sameer Gandhi
03) Dennis M. Woodside

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote 3 YEARS on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

NOTE: In their discretion, the proxies are authorized to vote on any other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.ProxyVote.com.

V10722-P92818

FRESHWORKS INC.
Annual Meeting of Stockholders
June 8, 2023 9:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Rathna Girish Mathrubootham and Tyler Sloat, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A or Class B common stock of FRESHWORKS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM Pacific Time on June 8, 2023, via a live, audio-only webcast on the Internet at www.virtualshareholdermeeting.com/FRSH2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side